SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SCHERING-PLOUGH CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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A Message from the CEO

Dear Fellow Shareowners,

The remarkable transformation of our company continues.

Since we launched our six-year to eight-year strategic Action Agenda in the spring of 2003, we have completed the Stabilize, Repair, and Turnaround phases. Last October, we announced the start of the next of our Action Agenda’s five phases: the Build the Base phase.

We have clearly moved from a survive mode to a thrive mode.

During the last three years, we have taken a number of actions to build long-term value, and this can be seen in our performance — growing sales, increasing earnings, transforming our cash flow situation and increasing total shareholder return. Our recent agreement to acquire Organon BioSciences N.V. has great potential to further accelerate this work, given its strong fit strategically, scientifically and financially.

We are grateful to our Board members for their careful oversight and diligent service through this exciting journey. We have included two new nominees in the slate of Directors proposed for election by our shareowners — Antonio M. Perez, Chairman of the Board and Chief Executive Officer of Eastman Kodak Company and Jack L. Stahl, retired President and Chief Executive Officer of Revlon, Inc. These accomplished nominees will add further breadth and depth to our strong Board.

Schering-Plough today is emerging among the most dynamic companies in our Peer Group. As we advance into the Build the Base phase, we will continue to drive toward our goal of long-term high performance and value creation.

Above all, our progress is driven by our people. Their passion, courage and tenacity are creating a new and special health care company. We can be proud of them and what they are achieving.

The continued support and investment by you, our shareowners, are fueling this transformation. We thank you for your confidence, and we will be working hard to continue to earn it.

Sincerely,

Kenilworth, New Jersey
April 19, 2007

Notice of Annual Meeting of Shareholders
May 18, 2007

The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at The Miracle Theatre, 280 Miracle Mile, Coral Gables, Florida, on Friday, May 18, 2007, at 9:00 a.m. local time. The purposes of the meeting are to vote on the following proposals and to transact other business that may properly come before the meeting:

Proposal One	Elect thirteen Directors for a one-year term. The Board recommends a vote FOR this proposal.

Proposal Two	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2007. The Board recommends a vote FOR this proposal.

Proposal Three	Approve amendments to the Certificate of Incorporation and By-Laws to reduce shareholder supermajority vote requirements to a majority vote. The Board recommends a vote FOR this proposal.

Proposal Four	Approve an amendment to the Certificate of Incorporation to elect Directors by a majority vote rather than a plurality vote. The Board recommends a vote FOR this proposal.

Proposal Five	Consider a shareholder proposal if properly brought before the meeting. The Board recommends a vote AGAINST the proposal.

Only holders of record of common shares at the close of business on March 28, 2007 will be entitled to vote at the meeting or any adjournments or postponements thereof.

For the security of everyone attending the meeting, a shareholder must present both an admission ticket and photo identification to be admitted to the Annual Meeting of Shareholders. The process for shareholders to obtain an admission ticket from Schering-Plough’s transfer agent, The Bank of New York, is described in the proxy statement on page 56.

Your vote is important. Whether or not you plan to attend the meeting, please vote in advance by proxy in whichever way is most convenient — in writing, by telephone or by the internet. We appreciate your investment in Schering-Plough, and we encourage you to participate in its governance by voting.

Susan Ellen Wolf
Corporate Secretary and
Vice President – Corporate Governance

Kenilworth, New Jersey
April 19, 2007

Proxy Statement

2007 Annual Meeting of Shareholders

The Miracle Theatre
280 Miracle Mile
Coral Gables, FL 33134
Friday, May 18, 2007
9:00 a.m.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Schering-Plough Corporation to be voted at its Annual Meeting of Shareholders on May 18, 2007, and any adjournments or postponements of the Annual Meeting of Shareholders. At the 2007 Annual Meeting of Shareholders, holders of common shares will vote on the following matters:

Proposal One	Elect thirteen Directors for a one-year term. The Board recommends a vote FOR this proposal.

Proposal Two	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2007. The Board recommends a vote FOR this proposal.

Proposal Three	Approve amendments to the Certificate of Incorporation and By-Laws to reduce shareholder supermajority vote requirements to a majority vote. The Board recommends a vote FOR this proposal.

Proposal Four	Approve an amendment to the Certificate of Incorporation to elect Directors by a majority vote rather than a plurality vote. The Board recommends a vote FOR this proposal.

Proposal Five	Consider a shareholder proposal if properly brought before the meeting. The Board recommends a vote AGAINST the proposal.

The Board of Directors has designated Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf as proxies in connection with the 2007 Annual Meeting of Shareholders. With respect to any other matter that properly comes before the Annual Meeting of Shareholders, these proxies will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

This proxy statement and the accompanying proxy and voting instruction card, together with the 2006 financial report to shareholders and company overview, are being mailed beginning on or about April 20, 2007, to all holders of record of common shares as of the close of business on March 28, 2007. There were 1,489,238,967 common shares outstanding on March 28, 2007.

The address of Schering-Plough’s principal executive offices is 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 and its website is www.schering-plough.com.

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PROPOSAL ONE: ELECT THIRTEEN DIRECTORS FOR A ONE-YEAR TERM

The Board has nominated thirteen nominees for election as Directors for a one-year term expiring at the 2008 Annual Meeting of Shareholders. In each case, Directors are elected to serve for a one-year term and until their successors have been elected and qualified.

In the event one or more of the named nominees is unable or unwilling to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

Biographical information is given below for each nominee for Director. Antonio M. Perez and Jack L. Stahl each is nominated to be elected by shareholders for his first annual term as a Director (each was identified to the Nominating and Corporate Governance Committee as a qualified candidate by a third-party search firm). All other nominees are presently serving as Directors.

Vote required. A plurality of the votes cast is required for the election of Directors.

The Board recommends a vote FOR each of the nominees in proposal one.

Nominees not currently serving as Directors

ANTONIO M. PEREZ, Age 61, Chairman of the Board, Chief Executive Officer and President of Eastman Kodak Company (Kodak) (imaging innovator).
Prior History: Mr. Perez has served Kodak as Chairman of the Board since January 2006, Chief Executive Officer since May 2005 and President since April 2003. Prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets; served as President and Chief Executive Officer of Gemplus International from June 2000 to December 2001; and before that held several senior management positions over a twenty-five year career with Hewlett-Packard Company.
Other: Member of Business Council, Business Roundtable and International Consultative Conference for the Future Economic Development of Guanddong Providence, China. Mr. Perez also serves as Vice Chair of the Diversity Best Practices Initiative and will become Chairman in the fourth quarter of 2007.

JACK L. STAHL, Age 54, Retired President and Chief Executive Officer of Revlon, Inc. (cosmetics).
Prior History: Mr. Stahl served as President and Chief Executive Officer of Revlon from February 2002 to September 2006 and Director from March 2002 to September 2006. Mr. Stahl also served as President and Chief Operating Officer of The Coca-Cola Company from February 2000 to March 2001. Prior to that, Mr. Stahl held various senior executive operational and financial positions at The Coca-Cola Company where he began his career in 1979.
Other: Chairman of the Board of the United Negro College Fund and a member of the Board of Governors of the Boys & Girls Clubs of America.

Nominees currently serving as Directors

HANS W. BECHERER, Age 71, Retired Chairman, Chief Executive Officer and Chief Operating Officer of Deere & Company (manufacturer of mobile power machinery and supplier of financial and health care services).
Prior History: Mr. Becherer was associated with Deere & Company from 1962 until his retirement in 2000. He was elected President and Chief Operating Officer of Deere & Company in 1987, President and Chief Executive Officer in 1989, and Chairman and Chief Executive Officer in May 1990.
Other: Member of the Business Council and Council on Foreign Relations.
Director since: 1989

THOMAS J. COLLIGAN, Age 62, Retired Vice Chairman of PricewaterhouseCoopers, LLP (accounting firm).
Prior History: Mr. Colligan was associated with PricewaterhouseCoopers from 1969 until his retirement in 2004.
Other Directorships: Anesiva, Inc.
Other: Managing Director of Duke Corporate Education, Chair of the Board of Trustees of Newark Boys Chorus School and Board of Advisors of the Silberman College of Business at Fairleigh Dickinson University.
Director since: 2005

FRED HASSAN, Age 61, Chairman of the Board and Chief Executive Officer since April 2003.
Prior History: Mr. Hassan was Chairman of the Board and Chief Executive Officer of Pharmacia Corporation from February 2001 until April 2003, President and Chief Executive Officer of Pharmacia from March 2000 to February 2001, and President and Chief Executive Officer of Pharmacia & Upjohn, Inc. from May 1997 until March 2000. Mr. Hassan was Executive Vice President and a member of the Board of Directors of Wyeth, Inc. (formerly American Home Products Corporation) from 1995 to 1997.
Other Directorships: Avon Products, Inc.
Other: President of International Federation of Pharmaceutical Manufacturers and Associations (IFPMA).
Director since: 2003

C. ROBERT KIDDER, Age 62, Principal of 3Stone Advisors LLC (private investment firm).
Prior History: Mr. Kidder was Chairman and Chief Executive Officer of Borden, Inc. from 1995 to 2003. He was also a Founding Partner of Borden Capital Management Partners. Prior to that, he was at Duracell International Inc. from 1980 to 1994, assuming the role of President and Chief Executive Officer in 1984.
Other Directorships: Morgan Stanley
Other: Board of Trustees of Columbus Children’s Hospital, President of Wexner Center Foundation and Member of the Board of Ohio University.
Director since: 2005

PHILIP LEDER, M.D., Age 72, Chairman Emeritus and Professor, Department of Genetics, Harvard Medical School. Dr. Leder was Chairman, Department of Genetics, Harvard Medical School, since 1980; and John Emory Andrus Professor of Genetics since 1980.
Other: Honorary Trustee of the Massachusetts General Hospital, Trustee and Chairman of the Board of the Charles A. Revson Foundation.
Director since: 2003

EUGENE R. MCGRATH, Age 65, Retired Chairman, President and Chief Executive Officer and current Director of Consolidated Edison, Inc. (energy company).
Prior History: Mr. McGrath has been associated with Con Edison since 1963. He served as Chairman, President and Chief Executive Officer from October 1997 until September 2005, and Chairman until February 2006. He served as Chairman and Chief Executive Officer of Con Edison’s subsidiary, Consolidated Edison Company of New York, Inc., from September 1990 until September 2005 and as Chairman until February 2006.
Other: Director or Trustee of AEGIS Insurance Services, Atlantic Mutual Insurance Services, GAMCO Investors, Inc., Manhattan College and the Wildlife Conservation Society.
Director since: 2000

CARL E. MUNDY, JR., Age 71, Retired General, Former Commandant of the Marine Corps.
Prior History: General Mundy entered the Marine Corps in 1953. He held senior positions of operational command and top-level management prior to appointment as Commandant and Joint Chiefs of Staff member in 1991. He led the Marine Corps and served as military adviser to the President and Secretary of Defense from 1991 to 1995.
Other Directorships: General Dynamics Corporation
Other: Chairman of the Marine Corps University Foundation, member of the board of advisors to the Navy League of the United States, past member of the board of advisors to the Comptroller General of the United States, past member of the Council on Foreign Relations, and past President of Worldwide Operations of the United Services Organization.
Director since: 1995

PATRICIA F. RUSSO, Age 54, Chief Executive Officer of Alcatel-Lucent (communications company).
Prior History: Ms. Russo served as Chairman from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc. Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and a Director from July 2001, and also Chairman of Avaya Inc. since December 2000, until she rejoined Lucent in January 2002. Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that she held various executive positions with Lucent and AT&T.
Director since: 1995

KATHRYN C. TURNER, Age 59, Chairperson, Chief Executive Officer and President of Standard Technology, Inc. (management and technology solutions firm). Ms. Turner has served in her present position since 1985.
Other Directorships: ConocoPhillips and Carpenter Technology Corporation.
Other: Board member of National Capital Area Council of the Boy Scouts of America and Children’s Hospice International.
Director since: 2001

ROBERT F.W. VAN OORDT, Age 70, Chairman of the Supervisory Board of Rodamco Europe N.V. (largest retail real estate investment company in Europe).
Prior History: Mr. van Oordt served as Chief Executive Officer of Rodamco from March 2000 to June 2001. Prior to that assignment, Mr. van Oordt served as Chairman of the Executive Board of NV Koninklijke KNP BT (producer of paper and distributor of graphic and office products) from March 1993, following the merger of three Dutch-based industrial corporations, including Bührmann-Tetterode N.V., until his retirement in April 1996. Former Director of Nokia Corporation.
Other Directorships: Fortis Bank N.V. and Supervisory Board of Draka Holding N.V.
Other: Member of the International Advisory Board of Nijenrode University and senior member of the Conference Board.
Director since: 1992

ARTHUR F. WEINBACH, Age 63, is Chairman of the Board of Automatic Data Processing, Inc. (ADP) (independent computing services company). Mr. Weinbach is also Chairman of the Board of Broadridge Financial Solutions, Inc. (Broadridge) (technology-based outsourcing to the financial services industry) since April 2007. Mr. Weinbach has been associated with ADP since 1980, serving as Chairman and Chief Executive Officer from 1998 to 2006. Mr. Weinbach retired as Chief Executive Officer in 2006.
Other Directorships: First Data Corp.
Other: Trustee of New Jersey Seeds.
Director since: 1999

Director Independence

Schering-Plough is subject to the New York Stock Exchange independence requirements for Directors and has adopted the more restrictive Schering-Plough Board Independence Standard, which is included in the Corporate Governance Guidelines. The Guidelines require:

•	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Schering-Plough for property which, in any single fiscal year, exceeds the greater of $500,000 or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.
•	Directors are independent of any particular constituency and are able to represent all shareholders of Schering-Plough.
•	In the event that a Director is an executive officer or an employee, or his/her immediate family member is an executive officer, of a charitable organization that receives payments from Schering-Plough which, in any single fiscal year, exceed the greater of $500,000 or 2% of the charitable organization’s gross revenues, such payments will be disclosed in the proxy statement.
•	A Director who was, or whose immediate family member was:

•	an executive officer of Schering-Plough, or
•	affiliated with or employed by the independent auditor, or
•	an executive officer of another company where any of Schering-Plough’s current executives serve on that company’s compensation committee will not be independent until four years after the end of such relationship.

The Guidelines are available on Schering-Plough’s website at www.schering-plough.com. The Nominating and Corporate Governance Committee assists the Board with the assessment of Director independence. For more information about the procedures used to assess independence, see “Procedures for Related Party Transactions and Director Independence Assessments” beginning on page 20.

The Nominating and Corporate Governance Committee and the Board have determined that (1) Hassan is not independent because as Chairman of the Board and CEO of Schering-Plough, he is an officer and employee of Schering-Plough; (2) Leder is not independent because of certain transactions between Schering-Plough and a company where his son is the chief executive officer (for additional information, see “Certain Transactions” on page 9); (3) all other Directors and both new nominees are independent under the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard; (4) each independent Director and each new nominee has no material relationship with Schering-Plough; and (5) former Director Richard de J. Osborne was independent under both standards prior to retiring in early 2006.

The Nominating and Corporate Governance Committee and the Board have determined that all members of the Audit Committee — Directors Becherer, Colligan, McGrath and van Oordt — also are independent pursuant to the requirements of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the Exchange Act).

Board Meetings and Attendance of Directors

The Board of Directors held nine meetings in 2006, including a two-day strategic planning meeting. All Directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all Committees of the Board on which they served.

Director Attendance at Annual Meetings of Shareholders

Directors are expected to attend Annual Meetings of Shareholders unless an emergency or illness makes such attendance impossible or imprudent. Since 1990, only one Director has missed an Annual Meeting of Shareholders (due to illness), and all other Directors have attended all Annual Meetings of Shareholders, including the 2006 Annual Meeting of Shareholders at which all Directors were present. In 2006, Mr. Kidder attended by teleconference because, on the date of the Annual Meeting of Shareholders, which was scheduled before he joined the Board, he was in another state to attend his daughter’s wedding.

Executive Sessions of the Board of Directors

As required in the Corporate Governance Guidelines, the Board periodically meets in executive session without any Director present who is also a member of management. During 2006, the Board held five such sessions.

Executive sessions are always chaired by an independent Director. The independent Directors have determined to rotate this responsibility every six months among the independent Directors who chair Committees of the Board. Currently, Thomas J. Colligan is chairing the executive sessions.

Board Turnover

In light of routine inquiries about Board turnover, the following information is provided:

Between 2002 (the year in which the Board announced the intention to replace R.J. Kogan as Chairman and CEO) and the date of the 2007 Annual Meeting of Shareholders, seven Directors have left the Board and, if all nominees are elected, six Directors have joined the Board.

Specifically, during 2002, Directors Herzlinger, Morley and Wood left the Board; during 2003, the year in which Hassan joined Schering-Plough, Hassan and Leder joined the Board, while Kogan left the Board; during 2004, Komansky and Miller left the Board; during 2005, Colligan and Kidder joined the Board; during 2006, Osborne left the Board; and if elected at the Annual Meeting of Shareholders, Perez and Stahl will join the Board in 2007.

Director Education

All Directors participated in a customized Director Education module on the evolution of Drug Discovery during 2006. The module consisted of five hours of preparatory work, an hour-long presentation and an hour-and-a-half-long interactive session, led by an outside expert and Schering-Plough’s Executive Vice President, Schering-Plough Research Institute and Chief Scientific Officer.

Additional education is provided throughout the year, as needed, on matters pertinent to Committee work and Board deliberations. Subjects covered for the full Board or certain Board Committees during education sessions in 2006 included:

•	an interactive session on the structure and size of key global markets for therapeutic areas addressed by Schering-Plough’s leading prescription products;
•	a presentation by Schering-Plough scientists about the science and human health impact of high LDL and/or HDL cholesterol, the current and pipeline products of Schering-Plough and competitors that manage LDL and/or HDL levels;
•	a presentation by manufacturing and quality executives about details of Schering-Plough’s worldwide manufacturing capabilities and facilities;
•	an interactive session with outside counsel about corporate governance developments relating to Board structure and Director elections;
•	a presentation by outside New Jersey corporation counsel about New Jersey corporation law requirements as to Director duties when considering strategic transactions; and
•	a presentation by the Chief Medical Officer about European Union requirements for pharmacovigilance.

Each Director earned at least five additional education credit hours by participating in these activities. Several Directors also attended general Director education programs offered by third parties during 2006.

Director Compensation

Hassan receives no compensation for his service as a Director.

All other Directors receive compensation pursuant to the Directors Compensation Plan. These Directors receive no compensation, directly or indirectly, from Schering-Plough other than pursuant to the Directors Compensation Plan.

The Process for Reviewing and Determining Director Compensation. The Nominating and Corporate Governance Committee, pursuant to its charter, is responsible for conducting an annual assessment of non-management

Director compensation and benefits. The Committee members are all independent as defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard described in “Director Independence” on page 6.

As part of the assessment, the Committee considers the amount of Director compensation and the mix of compensation instruments. The Committee uses benchmarking data relating to Director compensation at other companies. The Committee also considers feedback from shareholders about Director compensation.

Since 2005, this assessment has included benchmarking using independent data compiled by the National Association of Corporate Directors for similar-sized companies in both the pharmaceutical and health care industries.

Director Compensation Philosophy. The Nominating and Corporate Governance Committee targets Director compensation at the median of total compensation of pharmaceutical and health care companies. The Committee believes Directors at companies in these global industries face oversight and analytical issues similar to those faced by Schering-Plough Directors. The Committee believes the current compensation paid to Directors is reasonable in light of the service they provide to Schering-Plough.

Directors Compensation Plan. In 2006, at the recommendation of the Committee and the Board, shareholders approved a new, more transparent Directors Compensation Plan. The Committee drew from the Non-Employee Director Compensation Policy published by the Council of Institutional Investors and outside counsel for plan design. The new Plan became effective June 1, 2006 and provided compensation for 2006 fiscal year service on the Board.

Under the Plan, non-employee Directors receive a set amount for service on the Board. The amount is paid in a mix of two-thirds in cash and one-third in common shares. Directors who serve either on the Audit Committee or as the Chair of any other Board Committee receive an additional service fee paid in cash. There is no additional service fee for the Committee Chair of the Executive Committee.

Directors may elect to defer receipt of their Director fees. Directors may elect to defer the cash component of their compensation in either an account that grows/diminishes in value as if invested in Schering-Plough common shares (with dividend equivalents reinvested) or in an account that earns interest at a market rate. Directors may also elect to defer the share component of their compensation in an account that grows/diminishes in value as if invested in Schering-Plough common shares (with dividend equivalents reinvested).

Director Stock Ownership. Director stock ownership is considered in conjunction with Director compensation. Director stock ownership also is a valuable tool to align Directors’ interests with those of Schering-Plough shareholders. The Nominating and Corporate Governance Committee considers Director ownership of Schering-Plough equity and recommends ownership requirements to the Board. In 2005, the Board established stock ownership requirements for all Directors and included the requirements in the Corporate Governance Guidelines. The current requirement is 5,000 common shares (including deferred stock units) within three years of joining the Board, and all Directors have achieved the requirement.

2006 Director Compensation. For 2006 service, Directors received (1) a base Director fee of $200,000, two-thirds of which was paid in cash and one-third of which was paid in unrestricted Schering-Plough common shares; and (2) an additional service fee of $15,000 for each eligible Director who served either on the Audit Committee or as the Chair of any other Board Committee. Committee Chairs who were also members of the Audit Committee were only paid one additional service fee.

No Personal Benefits. Director compensation did not include personal benefits in 2006. Director compensation will not include personal benefits in 2007. Directors occasionally receive complimentary Schering-Plough consumer products, like Dr. Scholl’s and Coppertone products, and spouses are invited to travel with Directors to meetings every few years, the last time being in 2005. At these meetings, the spouses typically attend certain portions of the business activities, such as touring Schering-Plough operations. The total cost to Schering-Plough for all such items has been under $10,000 per Director, per year.

2006 Director Compensation Table

The following table includes all compensation to outside Directors.

					Changes in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	in Cash ($)(1)	($)(2)	($)	($)	Earnings	($)	($)(3)

Hans W. Becherer	$148,333	$66,667	$0	$0	$0	$0	$215,000
Thomas J. Colligan	148,333	66,667	0	0	0	0	215,000
C. Robert Kidder	133,333	66,667	0	0	0	0	200,000
Philip Leder, M.D.	148,333	66,667	0	0	0	0	215,000
Eugene R. McGrath	148,333	66,667	0	0	0	0	215,000
Carl E. Mundy, Jr.	133,333	66,667	0	0	0	0	200,000
Patricia F. Russo	148,333	66,667	0	0	0	0	215,000
Kathryn C. Turner	133,333	66,667	0	0	0	0	200,000
Robert F.W. van Oordt	148,333	66,667	0	0	0	0	215,000
Arthur F. Weinbach	148,333	66,667	0	0	0	0	215,000
All Directors	$1,438,330	$666,670	$0	$0	$0	$0	$2,105,000

(1)	Includes the cash portion of the Director fee (whether paid or deferred). Kidder, Mundy and Turner did not serve on Schering-Plough’s Audit Committee or serve as a Chair of any Board Committee, and, as a result, did not receive a $15,000 additional service fee.

(2)	Includes the common share portion of the Director fee (whether awarded or deferred). Amounts represent the full grant date fair value of the common share portion of the Director fee, as computed pursuant to FAS 123R, due to the fact that there are no vesting provisions applicable to these awards.

(3)	Total compensation does not include fees paid during 2006 for services rendered for the 2005 fiscal plan year under the prior Directors compensation program. That prior program was replaced by the Directors Compensation Plan, which was approved by shareholders in 2006. Osborne’s term as a Director ended in 2006, and he did not receive any compensation under the Directors Compensation Plan.

Certain Transactions

Dr. Leder’s son, Ethan Leder, is chief executive officer of United BioSource Corporation, which provides specialized pharmaceutical services, including pharmacoeconomic information and analysis. Schering-Plough, for many years, has obtained services from companies that are part of the United BioSource family of companies (going back to a period before Dr. Leder joined the Schering-Plough Board and before Ethan Leder became affiliated with such companies). During 2006, Schering-Plough business with these companies totaled approximately $1.6 million, which was under 2% of United BioSource Corporation’s annual gross revenues for 2006 fiscal year. The Nominating and Corporate Governance Committee and the Board of Directors determined that Dr. Leder is not independent as a result of these transactions. Since joining the Board, Dr. Leder has never been a member of a Board Committee for which independence is required.

For more information about the procedures used to assess independence, see “Procedures for Related Party Transactions and Director Independence Assessments” beginning on page 20.

PROPOSAL TWO: RATIFY THE DESIGNATION OF DELOITTE & TOUCHE LLP TO AUDIT SCHERING-PLOUGH’S BOOKS AND ACCOUNTS FOR 2007

The Audit Committee selected Deloitte & Touche LLP (Deloitte) to audit Schering-Plough’s books and accounts for the year ending December 31, 2007 and will offer a resolution at the meeting for shareholders to ratify the designation. Although shareholder ratification is not required, the designation of Deloitte is being submitted for ratification at the 2007 Annual Meeting of Shareholders because Schering-Plough believes it is a matter of good corporate governance practice.

Representatives of Deloitte will be present at the meeting to respond to appropriate questions. They will have an opportunity, if they desire, to make a statement at the meeting.

Vote required. The affirmative vote of a majority of the votes cast is needed to ratify the designation of Deloitte.

The Board of Directors recommends a vote FOR proposal two.

Information About Deloitte’s Fees.

Aggregate fees for 2006 and 2005 services provided by Deloitte and its affiliates to Schering-Plough and its subsidiaries are as follows:

Type Services Provided	2006 Fees	2005 Fees

Audit Fees (1)	$8,416,303	$8,262,600
Audit-Related Fees (2)	845,734	841,200
Tax Fees (3)	332,727	738,800
All Other Fees	0	0

(1)	Audit fees were for professional services rendered for the integrated audit of Schering-Plough’s annual consolidated financial statements, review of financial statements included in Schering-Plough’s 10-Qs, the Sarbanes-Oxley Section 404 attestation and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings and engagements.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit of the annual financial statements and the review of the financial statements in the 10-Qs, such as audits of employee benefits plans, consultation on accounting and auditing matters, agreed upon procedures under commercial contracts and requested audits or agreed upon procedures regarding corporate matters or subsidiaries.

(3)	Tax fees were for preparation of international tax returns and other tax compliance services directly related to such returns. (In situations where the tax return in question has not yet been completed because it is not yet due, the work relates to the 2006 tax year and the related fees have been pre-approved but will not be billed until the tax return is completed.) As discussed below, the Audit Committee has specified that it will not approve the provision of general tax planning or tax strategy services by the independent registered public accountants.

Pre-Approval Process for Work Performed by Deloitte and Related Fees

The Audit Committee has a policy to pre-approve all services provided by Deloitte or its affiliates and the related fees. They did so for all 2006 and 2005 services and will continue the pre-approval process in the future. The pre-approval process includes the following steps:

•	Deloitte, Schering-Plough management and Schering-Plough counsel each confirm that the proposed services are not prohibited services by regulations of the SEC or the Public Company Accounting Oversight Board.
•	The Committee determines that neither the nature of the services provided nor the related fees would impair the independence of Deloitte.
•	Deloitte provides a written report to the Committee at least quarterly listing the services that have been pre-approved and the related fees, broken down by project and classified into categories of audit, audit-related, tax and all other fees.
•	The Committee has specified that it will not approve any fees for general tax planning or tax strategy services.

Information About the Audit Committee of the Board of Directors and Its Practices

Membership and Independence.  The Audit Committee of the Board of Directors has four members. Each member is an independent Director, as independence is defined by the New York Stock Exchange listing standards, the more restrictive Schering-Plough Board Independence Standard and the requirements of Rule 10A-3(b)(1) under the Exchange Act.

Functions and Process.  The Audit Committee operates under a written charter adopted by the Board. The charter is available on Schering-Plough’s website at www.schering-plough.com.

The Audit Committee selects, evaluates and oversees the work of the independent registered public accountants and holds regular private sessions with them. The Audit Committee also oversees the work of the global internal auditors and holds regular private sessions with the senior internal audit executive and other executives as considered appropriate by the Committee.

The Board has determined that the Committee Chairman, Thomas J. Colligan, meets the SEC requirements for, and has designated him as, the Audit Committee Financial Expert.

Audit Committee Report

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of Schering-Plough’s consolidated financial statements, the financial reporting process, the independence and performance of the independent registered public accountants, and the performance of the internal auditors. It is the responsibility of Schering-Plough’s management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accountants to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management, the independent registered public accountants and the internal auditors. Management represented to the Audit Committee that Schering-Plough’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management, the independent registered public accountants and the internal auditors. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accountants the independent auditor’s independence from Schering-Plough and its management.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Schering-Plough’s 2006 10-K for filing with the SEC.

AUDIT COMMITTEE

Thomas J. Colligan, Chairman
Hans W. Becherer
Eugene R. McGrath
Robert F. W. van Oordt

PROPOSAL THREE: APPROVE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BY-LAWS TO REDUCE SHAREHOLDER SUPERMAJORITY VOTE REQUIREMENTS TO A MAJORITY VOTE

Schering-Plough’s Restated Certificate of Incorporation and By-Laws currently require the affirmative vote of the holders of 66% to 80% of all outstanding shares to approve various matters and to amend certain provisions in these governing documents. This proposal would lower all “supermajority” vote requirements to a majority vote.

Background. In December 2006, on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously adopted resolutions approving, declaring advisable and recommending to shareholders for approval amendments to its governing instruments to lower all “supermajority” vote requirements to a majority vote in each instance where a shareholder vote is required.

In deliberating the advantages of the proposal, the Committee and the Board gave considerable weight to (i) the view of some investors that supermajority vote provisions can limit shareholders’ ability to effect change and participation in the governance process; (ii) the level of support at the 2006 Annual Meeting of Shareholders for a shareholder proposal submitted by Charles Miller, with John Chevedden acting as his proxy, relating to simple majority voting; and (iii) the results of a 2006 shareholder survey on this and other governance issues. During their deliberations, the Nominating and Corporate Governance Committee and the Board of Directors were advised by outside experts.

Details. The proposal would change the following provisions in the Certificate of Incorporation and By-Laws to reduce the supermajority vote requirement to a majority vote:

•	Amend the two-thirds vote requirement to delete the name “Schering” or “Plough” to a majority of votes cast.
•	Amend the 80% vote requirement to fix the minimum and maximum number of Directors to a majority of votes cast.
•	Amend the 80% vote requirement to remove a Director to a majority of votes cast.
•	Amend the 80% vote requirement for any business combination to a majority of votes cast.

•	Change the 80% vote requirement to amend the articles related to the Board of Directors, Shareholder Actions and Business Combinations to a majority of votes cast so that any amendment to these provisions would require the same shareholder approval as for any other amendment.

•	Amend the 80% vote requirement related to Anti-Greenmail to a majority of votes outstanding in which a 5% shareholder is the beneficial owner and the majority of the remaining outstanding shares.

These amendments would revise Articles SEVENTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Certificate of Incorporation and Articles IV, V, and IX of the By-Laws. The description of the proposed amendments to the governing documents in this proxy statement is only a summary of the material terms and provisions of the proposed amendments to the governing instruments. The actual text of the Certificate of Incorporation and By-Laws, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the amendments that will be made if this proposal is approved by shareholders, is available on Schering-Plough’s website at www.schering-plough.com.

Effective Time. If approved, (a) the amended and restated By-Laws will become effective at the time of the shareholder vote; and (b) the amended and restated Certificate of Incorporation will become effective upon filing with the Department of Treasury of the State of New Jersey, which Schering-Plough intends to do promptly after shareholder approval is obtained.

Vote Required. The affirmative vote of at least 80% of the outstanding common shares is needed to pass this proposal.

The Board of Directors recommends a vote FOR proposal three.

PROPOSAL FOUR: APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELECT DIRECTORS BY A MAJORITY VOTE RATHER THAN A PLURALITY VOTE

Schering-Plough Directors currently are elected by a plurality vote. This proposal would change the standard for the election of Directors to a majority of votes cast.

Background. New Jersey law provides that, unless otherwise specified by the Certificate of Incorporation, Directors are elected by a plurality of votes cast. Since Schering-Plough’s Restated Certificate of Incorporation does not provide otherwise, Directors are currently elected by a plurality vote. Under a plurality vote standard, Director nominees with the most votes cast in their favor are elected to the Board, notwithstanding any votes withheld against a Director nominee.

In deliberating the advantages of the proposal, the Nominating and Corporate Governance Committee and the Board gave considerable weight to (i) the level of shareholder support — albeit not a majority — at the 2006 Annual Meeting of Shareholders for a proposal requesting that Director nominees be elected by an affirmative vote of the majority of votes cast; (ii) dialogue with the Sheet Metal Workers’ National Pension Fund; and (iii) the results of a 2006 shareholder survey on this and other governance issues. During the deliberations, the Nominating and Corporate Governance Committee and the Board of Directors were advised by outside experts.

In December 2006, on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously adopted a resolution approving, declaring advisable and recommending to shareholders for approval an amendment to its Certificate of Incorporation to elect Directors by a majority of votes cast, including in the situation where the number of Director nominees exceeds the number of Directors to be elected. In the event that a Director nominee fails to receive a majority of votes cast, such “holdover” Director must immediately offer to resign. The Nominating and Corporate Governance Committee will determine the appropriate action to take with respect to the offer of resignation, which may include recommending that the Board decrease the number of Directors, fill any vacancy or take any other appropriate action.

Details. The description of the proposed amendments to Article NINTH of the Certificate of Incorporation in this proxy statement is only a summary of the material terms and provisions of the proposed amendments. The actual text of the Certificate of Incorporation, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the amendments that will be made if this proposal is approved by shareholders, is available on Schering-Plough’s website at www.schering-plough.com.

Effective Time. If approved, the Amended and Restated Certificate of Incorporation will be effective upon filing with the Department of Treasury of the State of New Jersey, which Schering-Plough intends to do promptly after shareholder approval is obtained.

Vote Required. The affirmative vote of at least 80% of the outstanding common shares is needed to pass this proposal.

The Board of Directors recommends a vote FOR proposal four.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL

William Steiner, with John Chevedden acting as his proxy, at 112 Abbottsford Gate, Piermont, NY 10968, has informed Schering-Plough of his intention to present the proposal set forth below for consideration at the Annual Meeting of Shareholders. Steiner owns approximately 500 common shares. To Schering-Plough’s knowledge, Chevedden owns no shares. If the proponent, or his representative who is qualified under state law, is present and submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting of Shareholders. To help readers distinguish between text provided by the proponent and text provided by Schering-Plough, the material provided by the proponent is shaded.

Vote required. The affirmative vote of a majority of the votes cast is required to approve the shareholder proposal.

Shareholder Proposal
Performance Based Stock Options

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a)	Indexed stock options, the exercise price of which is linked to an industry index;
(b)	Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c)	Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts that are consistent with this proposal.

As a long-term shareholder, I support compensation policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value. I believe that a greater reliance on performance-based equity grants is particularly warranted at Schering-Plough.

Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffett has characterized standard stock options as “a royalty on the passage of time” and has spoken in favor of indexed options.

In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging our executives to set and meet performance targets.
Performance Based Stock Options
Yes on 5

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL FIVE

The Board and its Compensation Committee agree with the proponent that a significant percentage of equity compensation should be performance-based. Going further than the proponent, as discussed in the “Compensation Discussion and Analysis,” the Board and its Compensation Committee believe a significant percentage of total compensation — as opposed to only equity compensation — should be performance-based. The charts on page 28 in the “Compensation Discussion and Analysis” demonstrate how the percentage of compensation that is performance-based has increased since 2003, when the new management team arrived and the compensation program was re-designed. Approximately 76% of 2006 total earned compensation for the named executives was performance-based, not counting traditional stock options (including traditional stock options, the percentage of performance-based compensation increases to 84%).

As called for in the new SEC rules, the performance criteria relating to each performance-based award paid in 2006 are disclosed in the “Compensation Discussion and Analysis.”

The Board and its Compensation Committee believe that the parameters set forth in the proposal are too specific and would limit the Committee’s flexibility to design performance metrics that best meet the objectives of the compensation system — including building long-term shareholder value and retaining outstanding talent — given the relevant circumstances at various future dates. Based on the financial and operating results produced to date under the current compensation system, the Board asks shareholders to show support for retaining the Compensation Committee’s flexibility for the design of performance-based instruments, by voting against the proposal.

The Board recommends a vote AGAINST proposal five.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

Set forth below is certain information with respect to those persons who are known to Schering-Plough to own beneficially more than 5% of the outstanding Schering-Plough common shares.

	Common Shares
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Class

Wellington Management Company, LLP (1) 75 State Street Boston, MA 02109	192,141,441	12.96%
Capital Research and Management Company (2) 333 South Hope Street Los Angeles, CA 90071	99,918,560	6.7%

(1)	As reported on Schedule 13G/A filed with the SEC on February 14, 2007, Wellington Management Company, LLP, in its capacity as investment adviser (held of record by clients of Wellington Management), has (i) shared power to vote or direct the vote of 81,005,454 common shares and (ii) shared power to dispose or direct the disposition of 192,141,441 common shares.

(2)	As reported on Schedule 13G/A filed with the SEC on February 12, 2007, Capital Research and Management Company has (i) sole power to vote 20,319,800 common shares and (ii) sole power to dispose or direct the disposition of 99,918,560 common shares.

Common Share and Common Share Equivalents Ownership of Directors and Officers

Set forth below in the column titled “Number of Common Shares” is information with respect to beneficial ownership of Schering-Plough common shares as of March 28, 2007, by each Director, the executive officers named in the “Summary Compensation Table” and by all Schering-Plough Directors and executive officers as a group. Set forth below in the column titled “Number of Common Share Equivalents” is the number of common share equivalents (which grow/diminish like common shares) credited as of March 28, 2007, to the accounts of Schering-Plough’s non-employee Directors.

			Number of
	Number of		Common
	Common		Share		Total
Name	Shares (1)		Equivalents (4)		Ownership

Hans W. Becherer	9,600		54,536		64,136
Thomas J. Colligan	7,138		12,399		19,537
Fred Hassan	3,677,466	(2)	0		3,677,466
C. Robert Kidder	14,334		1,876		16,210
Philip Leder, M.D.	13,512		4,218		17,730
Eugene R. McGrath	25,660		33,231		58,891
Carl E. Mundy, Jr.	18,866		23,425		42,291
Patricia F. Russo	39,475		31,233		70,708
Kathryn C. Turner	5,283		21,425		26,708
Robert F.W. van Oordt	28,944		69,513		98,457
Arthur F. Weinbach	10,994		49,871		60,865
Robert J. Bertolini	911,604	(2,3)	0		911,604
Carrie S. Cox	1,382,871	(2)	0		1,382,871
Thomas Koestler	343,168	(2)	0		343,168
Raul E. Kohan	588,523	(2,3)	0		588,523
Cecil B. Pickett	1,054,541	(2)	0		1,054,541
Thomas J. Sabatino, Jr.	446,666	(2)	0		446,666
All Directors and executive officers as a group including those above (20 persons)	9,376,097	(2,3)	303,064	(5)	9,679,161	(2,3)

(1)	The total for each individual, and for all Directors and executive officers as a group, is less than 1% of the outstanding common shares (including shares which could be acquired within 60 days of March 28, 2007 through the exercise of outstanding options or the distribution of shares under the Stock Incentive Plans). In addition, the total includes common share equivalents that are payable in stock on a Director’s termination under a deferral feature of the prior Directors Stock Award Plan and the new Directors Compensation Plan. Of the totals shown, these include 876 for Colligan; 6,072 for Kidder; 10,578 for McGrath; 16,675 for Russo; 5,760 for van Oordt and 2,244 for Weinbach. The information shown is based upon information furnished by the respective Directors and executive officers.

(2)	Includes shares which could be acquired through the exercise of employee stock options that will vest within 60 days of March 28, 2007. Of the totals shown these include: 1,066,665 for Hassan; 246,665 for Bertolini; 408,332 for Cox; 86,666 for Koestler; 89,997 for Kohan; 986,000 for Pickett; 213,331 for Sabatino; and 8,259,967 for all Directors and executive officers as a group. Pickett’s beneficial ownership of common shares is as of August 31, 2006 and options is as of March 28, 2007.

(3)	Includes 5,924 shares beneficially owned by Bertolini, 3,311 shares beneficially owned by Kohan and 1,498 shares beneficially owned by one other executive officer as of December 31, 2006 in a qualified 401(k) plan over which they have voting and investment power.

(4)	Includes common share equivalents credited to non-employee Directors under the prior Directors Deferred Compensation Plan and to participating non-employee Directors under the prior Directors Deferred Stock Equivalency Program, plus dividends credited, rounded to the nearest whole number. The equivalents are paid in cash following termination of service as a Director based on the market value of Schering-Plough common shares at that time. Of the totals shown, these include 39,399 for Becherer; 2,807 for Colligan; 1,876 for Kidder; 4,218 for Leder; 27,063 for McGrath; 11,319 for Mundy; 31,233 for Russo; 6,288 for Turner; 69,513 for van Oordt; and 29,679 for Weinbach.

Also includes common share equivalents credited to participating non-employee Directors under a deferral feature of the prior Directors Stock Award Plan and the new Directors Compensation Plan excluding those common share equivalents included in the column “Number of Common Shares.” The equivalents are paid in stock at the end of the deferral period. Of the totals shown, these include 15,137 for Becherer; 9,592 for Colligan; 6,168 for McGrath; 12,106 for Mundy; 15,137 for Turner and 20,192 for Weinbach.

For additional information, see “Director Compensation” beginning on page 7.

(5)	Includes 1,337 common share equivalents credited to one executive officer’s account as of December 31, 2006 in Schering-Plough’s unfunded savings plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, officers and beneficial owners of more than 10% of Schering-Plough’s outstanding common shares are required by Section 16(a) of the Exchange Act and related regulations to file ownership reports on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange and to furnish Schering-Plough with copies of the reports.

Schering-Plough believes that all required Section 16(a) reports were timely filed in 2006. Schering-Plough’s belief is based solely upon a review of:

•	Forms 3 and 4 filed during 2006; and
•	Representation letters from those who did not file a form 5 stating that no form 5 was due.

CORPORATE GOVERNANCE

Shareholder Relations

Listening to, learning from and communicating with shareholders is the heart of Schering-Plough’s shareholder relations program.

Schering-Plough has a robust investor relations program that includes presentations to shareholders by senior management and other key employees, as well as dialogue between shareholders and senior management or the investor relations professionals. In addition, since 2003, Directors and members of the new management team have participated or will participate regularly in transparent and interactive dialogue with investors about a number of governance policy and social issues, including:

•	During 2007, Hassan is participating with union shareholders, including a group led by Service Employees International Union, on health care reform initiatives; and the Corporate Secretary has joined a study group led by Walden Asset Management on the “say for pay” executive compensation concept.
•	Officers of Schering-Plough held a dialogue with officials of the Sheet Metal Workers’ National Pension Fund from 2005 to 2007 on the majority vote standard for the election of Directors and other governance matters.
•	During 2006, Hassan met with a number of institutional investors, including religious investors.
•	During 2006, at the direction of the Nominating and Corporate Governance Committee, Schering-Plough conducted a shareholder survey concerning governance issues. The survey was instrumental in the Board’s recommendations in proposals three and four, as well as the acceleration of the annual election of Directors and the decision not to renew the shareholder rights plan, also known as a poison pill.
•	In 2006 and prior years, dialogue with religious investors provided valuable input that was considered in the design of patient assistance programs and the social issues priorities plan.
•	In 2005, Hassan met with thought leaders from several union shareholders.

•	Discussions in 2004 and 2005 with institutional investors, including CalPERS, led to declassification of the Board.

•	2003 discussions among Donald L. Miller, who was Chairman of the Compensation Committee at the time, Schering-Plough executives, CalPERS and Amalgamated Bank LongView Collective Investment Fund regarding performance-based pay led to the commitment to issue the performance-contingent stock options each year since 2005 described in the “Compensation Discussion and Analysis.”

The shareholder relations function at Schering-Plough is shared between Investor Relations, which covers issues regarding Schering-Plough’s business, financial matters and stock performance, and Corporate Governance, which covers issues regarding Schering-Plough’s corporate governance and social issues. Corporate Officers serve as liaisons between shareholders, members of senior management and the Board. Shareholders are asked to use the contacts noted below to ensure that information is conveyed to senior management and the Board. These Corporate Officers also arrange direct interaction of senior management members and the Board with shareholders as appropriate.

Alex Kelly	Susan Ellen Wolf
Vice President – Investor Relations	Corporate Secretary and Vice President – Corporate Governance
Schering-Plough Corporation	Schering-Plough Corporation
2000 Galloping Hill Road	2000 Galloping Hill Road
Mail Stop: K-1-4-4275	Mail Stop: K-1-4-4525
Kenilworth, NJ 07033	Kenilworth, NJ 07033
Phone: 908-298-7436	Phone: 908-298-3636
Fax: 908-298-7082	Fax: 908-298-7303

Corporate Governance Guidelines

Schering-Plough believes that good corporate governance practices create a solid foundation for achieving its business goals and keeping the interests of its shareholders and other stakeholders in perspective. Under Hassan’s leadership, in 2003, Schering-Plough adopted a new Vision — to earn trust, every day — and new Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmark and continuously improve, coaching and developing others, and business integrity.

Schering-Plough has long recognized the importance of good corporate governance, first adopting its Statement of Corporate Director Policies in 1971, which among other things required that a majority of the Board be independent. In 2004, the Board adopted Corporate Governance Guidelines, consistent with the new Vision and Leader Behaviors. The Board, with oversight by the Nominating and Corporate Governance Committee, reviews and enhances the governance practices, including the Corporate Governance Guidelines and the charters of the Board Committees, on a regular basis. The Guidelines and Committee charters are available on Schering-Plough’s website at www.schering-plough.com.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the members of those Committees are independent Directors, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard. Members of the Audit Committee all meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act. The charters of these Committees have been adopted by the Board and are available on Schering-Plough’s website at www.schering-plough.com.

The Board of Directors also has a standing Business Practices Oversight Committee, a Finance Committee and a Science and Technology Committee. The charters of these Committees are available on Schering-Plough’s website at www.schering-plough.com.

Table of Committee Membership and Meetings

The following table names the Directors who Chair and serve as members on each Committee.

		Business			Nominating &
		Practices			Corporate	Science &
	Audit	Oversight	Compensation	Finance	Governance	Technology

Hans W. Becherer	Member		Chair		Member
Thomas J. Colligan	Chair			Member
Fred Hassan
C. Robert Kidder			Member	Member
Philip Leder, M.D.		Member				Chair
Eugene R. McGrath	Member	Member				Member
Carl E. Mundy, Jr.		Member		Member	Member
Patricia F. Russo			Member		Chair
Kathryn C. Turner		Member		Member	Member	Member
Robert F.W. van Oordt	Member	Chair			Member
Arthur F. Weinbach			Member	Chair
Number of meetings in 2006	12	5	7	4	4	2

Schering-Plough also has an Executive Committee which meets as needed in the interim between Board meetings. It did not meet in 2006.

Committee Functions. Audit Committee functions include selecting the independent registered public accountants, subject to shareholder ratification, and providing oversight of the independent registered public accountants’ independence, qualifications and performance; and assisting the Board in its oversight function by monitoring the integrity of Schering-Plough’s financial statements, the performance of the internal audit function, and compliance by Schering-Plough with legal and regulatory requirements. For additional information, see “Information About the Audit Committee of the Board of Directors and Its Practices” and the “Audit Committee Report” beginning on page 10.

Business Practices Oversight Committee functions include assisting the Board with oversight of non-financial compliance systems and practices and related management activities, including regulatory requirements prescribed by the U.S. Food and Drug Administration and the European Agency for the Evaluation of Medicinal Products; and assisting the Board with oversight of systems for compliance with Schering-Plough’s Standards of Global Business Practices.

Compensation Committee functions include discharging the Board’s responsibilities relating to the compensation of officers; approving, evaluating and administering of executive compensation plans, policies and programs; and making recommendations to the Board regarding equity compensation and incentive plans. For additional information, see “Information About the Compensation Committee of the Board of Directors and Its Practices” beginning on page 22.

Finance Committee functions include assisting the Board with oversight of strategic financial matters and the capital structure, and recommending the dividend policy to the Board.

Nominating and Corporate Governance Committee functions include assisting the Board with Board and Committee structure, identifying nominees (and considering shareholder nominees in accordance with provisions of the By-Laws described on page 58), Director independence and Director compensation. More information about the Committee is provided below.

Science and Technology Committee functions include assisting the Board of Directors in the general oversight of science and technology matters that impact Schering-Plough’s business and products.

Information About the Nominating and Corporate Governance Committee of the Board of Directors and its Practices

Membership and Independence. The Nominating and Corporate Governance Committee has five members. Each member is an independent Director, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard.

Functions and Process. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The charter is available on the Schering-Plough website at www.schering-plough.com.

The Nominating and Corporate Governance Committee identifies Director nominees, and is responsible for the independence standards and assessments. The Nominating and Corporate Governance Committee assesses and recommends Director compensation. The Nominating and Corporate Governance Committee recommends the structure of the Board and Committees. It also recommends Committee function and membership. The Nominating and Corporate Governance Committee determines the process for the annual Board and Committee performance assessments, the content of Committee charters and the Corporate Governance Guidelines.

Director Nominees

One of the Nominating and Corporate Governance Committee’s most important functions is the identification of Director nominees. The Committee considers nominees from all sources, including shareholders, nominees submitted by other outside parties and candidates known to current Directors. The Committee also has from time to time retained an expert search firm (that is paid a fee) to help identify candidates possessing the minimum criteria and other qualifications identified by the Committee as being desired in connection with a vacancy on the Board. All candidates must meet the minimum criteria for Directors established by the Committee. These criteria listed in Schering-Plough’s Corporate Governance Guidelines are:

•	Nominees have the highest ethical character and share the values of Schering-Plough as reflected in the Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmark and continuously improve, coaching and developing others and business integrity.
•	Nominees are highly accomplished in their respective field, with superior credentials and recognition.
•	The majority of Directors on the Board are required to be independent as required by the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard.
•	Nominees are selected so that the Board of Directors represents a diversity of expertise in areas needed to foster Schering-Plough’s business success, including science, medicine, finance, manufacturing, technology, commercial activities, international affairs, public service, governance and regulatory compliance. Nominees are also selected so that the Board of Directors represents a diversity of personal characteristics, including gender, race, ethnic origin and national background.
•	Nominees must indicate they have the time and commitment to provide energetic and diligent service to Schering-Plough.
•	The Nominating and Corporate Governance Committee considers shareholder nominees for Director and bona fide candidates for nominations that are submitted by other third parties.

Candidates are evaluated in the same manner regardless of who first suggests they be nominated. The candidate’s credentials are provided to the Nominating and Corporate Governance Committee by the Corporate Secretary with the advance materials for the next Committee meeting. If any member of the Committee believes the candidate may be qualified to be nominated, the Committee discusses the matter at the meeting. For each candidate who is discussed at a meeting, the Committee decides whether to further evaluate the candidate. Evaluation includes a thorough background check, interaction and interviews with Committee members and other Directors and discussion about the candidate’s availability and commitment. When there is a vacancy on the Board, the best candidate from all evaluated sources is recommended by the Committee to the full Board to consider for nomination.

Communications with Directors

The Board of Directors has adopted a process for shareholders and others to send communications to the Board or any Director. This includes communications to a Committee, the independent Directors as a group, the current Chair of the Board’s executive sessions or other specified individual Director(s). All communications are to be sent by mail or by fax, care of the Corporate Secretary, at Schering-Plough headquarters, addressed as follows:

[Board or Name of Individual Director(s)]
c/o Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4525
Kenilworth, New Jersey 07033
Fax: 908-298-7303

The independent Directors have directed the Corporate Secretary to screen the communications. First, communications sent by mail are subject to the same security measures as other mail coming to Schering-Plough, which may include x-ray, scanning and testing for hazardous substances. Next, the Board has directed the Corporate Secretary and her staff to read all communications and to discard communications unrelated to Schering-Plough or the Board. All other communications are to be promptly passed along to the addressee(s). Further, the Corporate Secretary’s staff is to retain a copy in the corporate files and to provide a copy to other Directors, members of management and third parties, as appropriate. For example, if a communication was about auditing or accounting matters, the policy established by the Audit Committee provides that Audit Committee members also would receive a copy, as would the senior Global Internal Audits executive, and in certain cases, the independent registered public accountants.

Anyone who wishes to contact the Audit Committee to report complaints or concerns about accounting, internal accounting controls or auditing matters may do so anonymously by using the above procedure.

Corporate Governance Materials

Schering-Plough has adopted a code of business conduct and ethics, the Standards of Global Business Practices applicable to all employees, including the chief executive officer, chief financial officer and controller, as well as the Directors Code of Conduct and Ethics applicable to the Board. Schering-Plough’s Corporate Governance Guidelines, Standards of Global Business Practices, Directors Code of Conduct and Ethics, and Committee charters are available in the Investor Relations section of Schering-Plough’s website at www.schering-plough.com. In addition, a written copy of the materials will be provided at no charge by writing to: Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4-4525, Kenilworth, New Jersey 07033.

Procedures for Related Party Transactions and Director Independence Assessments

The New York Stock Exchange has long recommended that independent Directors review related party transactions. At Schering-Plough, the Nominating and Corporate Governance Committee oversees Schering-Plough’s procedure for identifying, analyzing and approving related party transactions. The Nominating and Corporate Governance Committee also reviews information about Director independence and recommends independence standards and determinations to the Board.

The written procedure for related party transactions applies to any transaction between Schering-Plough or its affiliated companies on the one hand, and a Director, executive officer or his/her family members on the other hand. The procedure requires prior review by counsel of any related party transaction regardless of size. The prior review allows the Board and management to ensure that any related party transaction is consistent with the best interest of Schering-Plough and its shareholders and, where a Director is involved, to assess the impact on Director independence.

The prior review of a proposed related party transaction includes a determination as to whether the transaction has been made on an arm’s length basis (that is, on terms comparable to those provided to unrelated third parties). The review also includes information about other, unrelated alternatives to a proposed related party transaction; for example, were a purchase of supplies being proposed then the review would identify competing vendors/terms, or were a relative being considered for a job opening then the review would include a description of other applicants and their qualifications.

If a related party transaction is proposed, the results of the prior review are presented to the Nominating and Corporate Governance Committee. If the Committee is comfortable with the proposed related party transaction, the transaction is tracked to assure that as the transaction occurs, it remains within the approved scope and amount. If a related party transaction or series of transactions spans multiple years, it is reconsidered once a year by the Committee.

Schering-Plough maintains a list of related parties for each Director and executive officer which is updated as Schering-Plough learns of changes (for example, upon marriage or change of employment) and is confirmed in writing once a year by the Director or executive officer. To help assure no related party transaction has been inadvertently overlooked, Schering-Plough checks accounts receivable and sales and accounts payable and disbursements against the list of related parties quarterly. Also, annually Schering-Plough asks for written confirmation from each Director and executive officer as to all related party transactions that exceed the thresholds in the New York Stock Exchange listing standards, the more restrictive Schering-Plough Director Independence standard, for Audit Committee members the additional independence standards specified in Rule 10A-3(b)(1) under the Exchange Act and various disclosure thresholds and materiality standards as determined by Schering-Plough’s counsel and accountants to be prudent for ensuring compliance with applicable laws and regulations.

EXECUTIVE COMPENSATION

Information About the Compensation Committee of the Board of Directors and Its Practices

Membership and Independence. The Compensation Committee of the Board of Directors has four members. Each member is an independent Director, as independence is defined by the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard as defined in the Corporate Governance Guidelines, which is available on Schering-Plough’s website at www.schering-plough.com.

Functions and Process. The Compensation Committee operates under a written charter adopted by the Board. The charter is available on Schering-Plough’s website at www.schering-plough.com.

Consistent with the provisions of its charter, the Compensation Committee reviews and approves the compensation of the CEO and other senior executives. For several years, it has also been the Compensation Committee’s practice to review and approve the compensation of all elected corporate officers, and the Compensation Committee followed this practice in 2006.

The Compensation Committee’s review and approval of the compensation of executives includes:

•	determining compensation levels and the mix of compensation instruments, including the mix of long-term and short-term incentive awards;
•	setting the annual base salary level;
•	setting goals and objectives used to determine performance-based compensation;
•	setting the annual and long-term incentive award opportunity;
•	determining whether an executive will receive an employment agreement, severance and/or change of control protections and determining the provisions thereof;
•	determining whether the executive will receive special or supplemental benefits and personal benefits beyond those provided by Schering-Plough to all employees; and
•	undertaking a review of total compensation for each executive and a comparison to market data, which since 2003 has been conducted annually.

In determining executive compensation, the Compensation Committee considers all relevant material factors, which may include:

•	Schering-Plough’s performance;
•	where applicable, the performance of a business unit;
•	the executive’s performance;
•	relative shareholder return;
•	the value of similar compensation instruments at comparable companies;
•	the value of such awards to the executive in the past and the executive’s total compensation (including the opportunity to earn additional compensation under performance-based awards that have not yet matured);
•	retention needs and the retention features of various compensation instruments;
•	the accounting, tax and other items that impact the cost to Schering-Plough of various compensation instruments; and

•	when equity compensation instruments are involved, dilution.

For more information on these factors, see the “Compensation Discussion and Analysis” beginning on page 24.

The Compensation Committee’s Consultant. In determining the amount and form of executive compensation, the Compensation Committee often asks for advice from its outside compensation consultant. In June 2006, Ira Kay of Watson Wyatt, a compensation consultant, was retained to report to the Compensation Committee, following the retirement of its prior consultant in late 2005. Kay does not now provide, and has never provided, any services to Schering-Plough, any member of management, or any employee of Schering-Plough. Watson Wyatt does not provide services to Schering-Plough, any member of management or any employee of Schering-Plough although it does provide non-U.S. actuarial and benefit plan services to certain Schering-Plough subsidiaries. None of these services relate to compensation of the named executives or other executives, and the fees for all such services are not material to Watson Wyatt or Schering-Plough.

Following his retention, at the direction of the Committee, Kay attended each meeting of the Compensation Committee, including a special strategic planning meeting held in August 2006 to deliberate on the strategic direction of the compensation system and to discuss re-design of the long-term incentive component of the executive compensation program. His role included benchmarking and advice relating to the design of the long-

term incentive award opportunities for the 2007-2009 performance period, salary decisions, determination of annual and long-term performance awards, change of control benefits and employment agreement provisions.

In addition, Kay reviewed the “Compensation Discussion and Analysis,” as well as the other information about the Compensation Committee and executive compensation contained in this proxy statement. He discussed that review with the Compensation Committee.

For 2007, the Committee has asked Kay to assist the Committee Chair in determining the agenda for all meetings and requested that he attend each meeting of the Committee. The Committee has also asked Kay to:

•	review and analyze benchmarking data;

•	compare the various components of the executive compensation program to the Peer Group;

•	assist in the determination of total compensation for each named executive officer; and
•	provide an analysis of the probability of achieving the performance measures for the 2007 annual incentive opportunity and the 2007-2009 long-term incentive opportunity.

Interaction with Management and Schering-Plough’s Consultant. The Compensation Committee frequently asks for input from management. Given Hassan’s experience in driving high performance in the pharmaceutical industry, as well as turning around troubled companies, the Committee often seeks his input beyond his thoughts as the Chief Executive Officer. Others who frequently provide input or support to the Compensation Committee include Schering-Plough’s Human Resources executives; Bertolini, Schering-Plough’s Chief Financial Officer; Schering-Plough’s Controller; Sabatino, Schering-Plough’s General Counsel; and Schering-Plough’s Corporate Secretary/Vice President-Corporate Governance. In addition, other Schering-Plough professional employees, including Human Resources compensation staff, accountants, internal auditors, securities lawyers, tax lawyers and compensation lawyers, support the Compensation Committee as requested from time to time.

Schering-Plough’s outside executive compensation consultant, Towers Perrin, has provided data that was considered by the Committee, including certain market and benchmarking data considered in 2006.

Outside Experts. In addition, the Compensation Committee from time to time seeks advice from outside counsel who are experts in executive compensation and disclosure matters. Outside counsel provided design advice to the Committee regarding the 2006 Stock Incentive Plan and drafted that plan. The “Compensation Discussion and Analysis,” as well as the other information about the Compensation Committee and executive compensation contained in this proxy statement, was also reviewed by outside compensation and securities lawyers.

Interaction with the Board. The Compensation Committee also seeks the Board’s thoughts on compensation decisions from time to time.

Private Sessions. After receiving all inputs that the Compensation Committee has requested on a particular compensation matter, the Committee’s usual practice is to meet in a private session, with only Committee members in attendance, to reach final decisions about executive compensation.

Other Information. While the Compensation Committee Charter allows the Committee to delegate its functions to a subcommittee, the Compensation Committee has not done so since the Committee first adopted a charter in 2003. For information about delegation of the authority to the CEO for certain interim equity grants to non-executives, see “Grant Practices For Stock Options and Other Equity Awards” beginning on page 33.

At Schering-Plough, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for Director compensation. For details, see “Information About the Nominating and Corporate Governance Committee of the Board of Directors and Its Practices” beginning on page 18 and “Director Compensation” beginning on page 7.

Compensation Committee Interlocks and Insider Participation

There are none.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During the early part of this decade, Schering-Plough suffered serious challenges and the Board undertook significant actions in response including:

•	The Board replaced the top management team — specifically, the Board recruited Hassan to lead Schering-Plough in 2003, and he then recruited a new executive management team. See “Historical Information About Management And Compensation” on page 34.

•	The Compensation Committee designed a new compensation program effective January 1, 2004 with heavy ties to performance, so that future compensation would be well above the median of the Peer Group for superior performance and well below the median for lesser performance. (See the “Compensation Committee Report” on page 36, “Total Compensation Philosophy” and “Target Total Direct Compensation Opportunity” on page 26.)

Performance-Based
Time Period	Compensation Instrument	Performance Metrics
One Year — 2006	— Cash Annual Incentive — Deferred Stock Awards — Performance Contingent Options	— Sales and Earnings — Earnings — Earnings
Three Year — January 1, 2004 to December 31, 2006	— Cash Long-Term Incentive — Long-Term Performance Share Unit Incentive	— Earnings — Total Shareholder Return

The compensation reported in this proxy statement primarily reflects performance during two periods, 2006, and for the three-year long-term performance period ending December 31, 2006 (the first long-term performance period completed under the new management team’s leadership). Performance has been excellent. From January 1, 2004 to December 31, 2006, market capitalization increased by $9.7 billion — to $35.2 billion — and total shareholder return grew by 41% (at the top of the first quartile compared to the Peer Group). Sales and earnings improved against prior performance, as well as relative to the Peer Group. See “Key Performance Metrics in 2006” on page 25.

As a result of the excellent 2006 annual and excellent three-year performance, short and long-term performance-related compensation was superior. And because on average from 2004 through 2006, target incentive compensation comprised approximately 81% (79% for 2006 alone) of total compensation for the named executives, 2006 total earned compensation was also superior. (If regular time-based stock options are excluded, target incentive compensation comprised approximately 55% of total compensation for the named executives on average during the three-year period and 56% for 2006).

While compensation was superior in 2006, it was also appropriate compared to the increase in Schering-Plough’s value. For example, long-term compensation earned for the three-year performance period ending in 2006 for the named executives and 40 other executives compensated under the same long-term program equates to just 1.2% of the increase in Schering-Plough’s market capitalization for the same period.

Finally, retention of the new management team is key for several reasons:

•	the new management team, including the named executives, has produced excellent operating and financial results; and

•	the pharmaceutical industry is science-focused and driven by innovation, and as a result, Schering-Plough believes that executives with industry knowledge are more likely to excel, but this limits the recruiting pool and makes retention a higher priority than might be the case in general industry.

Key Performance Metrics in 2006

General Performance Metrics — Used by the Compensation Committee in considering total compensation levels

Three-Year Growth in Market Cap.  Increased by $9.7 billion or 38%.
January 1, 2004 — $25.5 billion
December 31, 2006 — $35.2 billion

Free Cash Flow.*  Increased by $2.2 billion.
2004 — ($940 million)
2006 — $1,291 million

* Operating cash flow less capital expenditures and dividends paid.

Three-Year Adjusted Sales.  Increased by $3.9 billion, or 46% from 1/1/04 to 12/31/06. (Schering-Plough adjusted to include 50% of the cholesterol joint venture)

Organizational Health Metrics. See inside back cover.
Performance Metrics for Incentive Compensation — Used by Compensation Committee to determine performance-based pay components

Three-Year Total Shareholder Return.  Increased by 41%.

The metric for the three-year long-term performance share unit incentive.

Three-Year Annualized Earnings Per Share Growth Rate.

The metric for the three-year cash long-term incentive.

2006 Adjusted Sales.  Increased by 17% in 2006, compared to a 3% increase for Peer Group.

A metric for the 2006 annual incentive.

2006 Operating Earnings Per Share.

(excludes/includes non-operating items designated by the Compensation Committee at the start of the performance period)

GAAP earnings per share	71	cents
plus charge for manufacturing streamlining	17
plus upfront payments to in-license research projects	2
minus (gain) loss on disposal of assets	(1)
minus cumulative effect of accounting changes	(2)

	87	cents

A metric for the 2006 annual incentive, performance-contingent stock options and performance-contingent deferred stock awards.

Market Cap and Total Shareholder Return data from Bloomberg, other Peer Group data from First Call.

†	Baseline is the last reported data as of 1/1/04 and 2006 is as of 12/31/06.

Total Compensation

Total Compensation Philosophy. The total compensation program is designed to provide superior pay if there is superior performance that is consistent with the goal to build long-term value for shareholders. The total compensation program design supports the Compensation Committee’s objectives, which are as follows:

•	to attract and retain a management team that will continue to deliver excellent performance;
•	to motivate the new management team to provide superior performance that would build long-term shareholder value; and
•	to compensate the new management team based on the level of performance, providing pay at or above the 75th percentile if performance is superior and with compensation decreasing for lesser performance.

Target Total Direct Compensation Opportunity. As a general matter, Schering-Plough targets its total executive compensation opportunity at the median of its selected Peer Group of global U.S.-based pharmaceutical companies. However, for certain of the named executives, and selected other executives, Schering-Plough has set total compensation opportunity at the 75th (or higher) percentile compared to the Peer Group. This is due to the factors described in this “Compensation Discussion and Analysis” and the “Compensation Committee Report” including:

•	recruiting superior talent to a challenged company, where recruiting premiums were needed;
•	a high-risk turnaround situation, where performance exceeded challenging expectations; and

•	retention of the team producing these excellent results, at least through completion of the strategic Action Agenda described in the “Compensation Committee Report.”

As described in detail below, a large percentage of pay is tied to total shareholder return and other financial goals believed to be tied to increasing shareholder value over the long term. As a result, actual future pay could be significantly higher or lower than the 75th percentile of the Peer Group’s realizable pay.

Total 2006 Actual Compensation. Total actual compensation was above the median in 2006 because performance was very strong, both in 2006 and during the three-year performance period ended December 31, 2006 (this was the three-year performance period for the first long-term awards available to the new management team). Performance was very strong compared to the Peer Group, as well as compared to company performance in prior periods, as Schering-Plough continued its transformation from a seriously challenged company in 2003 to a strong, high-performing company today that is on its way to the aspiration of sustained long-term high performance. As described under “Key Performance Metrics in 2006” above, major accomplishments include: increase in market capitalization, increase in free cash flow, increase in total shareholder return, strong earnings growth, strong sales growth, double digit growth in key product sales, investment in innovation for the future and improvement in organizational health (evidenced by a study by the independent International Survey Research (ISR), a leader in employee surveys). In addition to the specific performance metrics utilized under the incentive plans, the Compensation Committee also looks at all relevant performance indicators in setting the target total compensation levels and opportunity. See “Key Performance Metrics in 2006” on page 25.

Neither annual nor long-term incentives would have been paid to the named executives or other executives if the performance minimums had not been achieved, and both would have paid out at lower levels had the target performance measures not been exceeded.

Specifically, for 2006 (and as reflected in the “Summary Compensation Table”), 81% of total earned compensation for Hassan, and on average 75% of total earned compensation for the other named executives, was performance-based. (If traditional stock options were included, those percentages would increase to 87% of total compensation for Hassan and 83% for the other named executives.) As discussed in detail below, the named executives earned an annual incentive at 200% of target because the performance exceeded the criteria for a payout at the maximum. In addition, the long-term incentive compensation instruments with performance periods ending in 2006 paid out at 155% of target because performance exceeded the criteria for a payout at target.

Stock Ownership Guidelines. The Company’s aggressive stock ownership guidelines are an integral part of the total compensation program. The guidelines are applicable to all members of the Operations Management Team, comprised of the top 35 to 40 key employees, including the named executives. The Compensation Committee established these guidelines to drive significant retention of equity compensation by executives in order to strengthen their focus on the creation of long-term shareholder value. Each executive was given five years (from the later of his or her date of election or the adoption of the guidelines in 2004) to achieve the ownership goal. If the executive does not meet the goal by the deadline, the Compensation Committee will reduce future stock option grants until the executive satisfies the goal. Compliance is re-calculated annually, so that any rise in base salary causes the goal to rise and, in the event the stock price were to decline, an executive who had achieved the goal would need to buy additional common shares, even absent a rise in base salary. Schering-Plough policy prohibits anyone subject to the ownership guidelines from entering into hedging arrangements including, without limitation, collars, puts/calls and loan pools. The specific goal for the named executives and their progress toward their goals is as follows:

Name & Position	Multiple of Base Salary	Status Toward Goal	Years Remaining
CEO Hassan	8	Achieved	Three
Executive Vice Presidents, including Bertolini, Cox, Koestler and Sabatino	4	2/3 or More Achieved	Three
Other Senior Executives, including Kohan	3	3/4 Achieved	Three

In addition, as mentioned above and further described below, the Compensation Committee re-designed the long-term portion of the executive compensation program for the performance period beginning January 1, 2007 to consist only of performance-based equity. This will increase the percentage of target total compensation that is equity-based to 75% for Hassan and to an average of 65% for other named executives. The Committee’s objective in the re-design was to further drive long-term superior performance by increasing the focus on building shareholder value over the long term.

Peer Group. In setting total compensation levels and making other compensation decisions, the Compensation Committee uses a comparator group, called the “Peer Group” in this proxy statement. The Peer Group is the seven U.S.-based global pharmaceutical companies: Abbott Laboratories, Bristol-Myers Squibb, Eli Lilly, Johnson & Johnson, Merck, Pfizer and Wyeth. The Peer Group is the same group management uses to evaluate operational and financial performance for non-compensatory purposes.

The Compensation Committee reconsiders from time to time whether the Peer Group is the correct comparator group. The Compensation Committee last considered this matter, in a discussion led by Kay, during 2006. At that time the Compensation Committee concluded that, notwithstanding Schering-Plough being one of the smaller companies among the Peer Group, the Peer Group remains the best comparator for the following reasons:

•	The business models of these other U.S.-based global pharmaceutical companies are similar to Schering-Plough’s business model, with full research and development capabilities and an experienced professional sales force for pharmaceutical products.
•	The ownership structure is similar, with those investors who understand and appreciate the pharmaceutical industry often also owning the common stock issued by many of the other companies in the Peer Group.
•	The regulatory environment is similar for Schering-Plough and the Peer Group.
•	Schering-Plough competes with all of the companies in the Peer Group for experienced pharmaceutical executives. The pharmaceutical industry is science-focused and driven by innovation and, as a result, to excel in the pharmaceutical industry, Schering-Plough believes that executives need industry-specific experience on top of the skills required by their functions.
•	The company groupings for “U.S. Pharmas” utilized by financial analysts are also similar to the Peer Group.

Performance-Based Pay Has Increased. The bar charts below show how the concentration of performance-based compensation increased since the new performance-based compensation program began in January 2004.

*	Long-Term Equity Incentive includes performance-contingent shares and performance-contingent stock options. The percentages shown in the bar charts above were determined using the target opportunity established for the named executives for the given year, and utilizing Black-Scholes in determining grant values for equity awards.

**	Schering-Plough believes that traditional stock options are also performance-based because they have no value unless the stock price increases after the grant date (under Schering-Plough plans, the option exercise price is always the full market value on the grant date); however, since certain shareholders disagree, traditional stock options are not highlighted in green.

The Elements of the Schering-Plough Compensation Program

Under the current compensation program, target total compensation is allocated among base salary, annual incentive, equity and other long-term incentive and employee benefits.

			Equity and
			Long-Term	Employee
	Base Salary	Annual Incentive	Incentives	Benefits & Other
Average Percentage of Named Executives Target Total Compensation for 2006	16%	12%	66%	6%

Base Salary. Base salary is paid in cash. Salary and benefits are the only non-variable compensation that senior executives of Schering-Plough receive.

The Compensation Committee annually assesses a number of factors in determining the salary of the executive officers (including the named executives) annually. For 2006, those factors included:

•	competitive market position determined from market surveys;
•	level of job responsibility;
•	individual, team and company performance; and

•	demonstration of Schering-Plough’s Leader Behaviors, which are listed on page 30.

The Committee also considers Schering-Plough’s overall financial performance, and in the case of executives with responsibility for a particular business unit, that unit’s financial results. These factors are not weighted, and the Compensation Committee bases salary increases on an assessment of the above factors. The Committee targets salaries of Schering-Plough’s executives at or near the median of the salary levels of the Peer Group. However, base salaries above the median may be necessary (and up to the 75th percentile), in some cases, to attract and retain key talent.

Annual Incentive. The annual incentive is also paid in cash. The annual incentive is paid in order to align efforts across Schering-Plough on the most critical, shorter-term issues needed to move Schering-Plough forward on the strategic Action Agenda. The performance metrics are established at the start of the year in accordance with the Operations Management Team Incentive Plan which has been approved by shareholders. Amounts paid under the plan are intended to be deductible under Section 162(m) of the Internal Revenue Code.

Annually, the Compensation Committee selects the performance metrics for the annual incentive. For each performance metric, the Committee sets a threshold, and if performance falls below a specified level, no annual incentive is earned or paid. For each performance metric, the Committee also sets specified performance levels that correspond to the minimum, target and maximum payout levels. Annual incentives are targeted at the median of the Peer Group, with above-average and superior performance resulting in actual payments above the median.

For 2006, there were two corporate performance goals for each named executive:

Sales. Attain sales growth of 14% (using the adjusted sales figures included in Schering-Plough’s earnings releases, which are GAAP sales plus 50% of the sales from Schering-Plough’s cholesterol joint venture) for a payout at maximum. Actual reported adjusted sales were $12.5 billion, an increase of 17% over 2005.

Earnings Per Share. Attain consolidated earnings per share from operations of at least 73 cents per share for a payout at maximum with adjustments for certain unanticipated one-time items. The goal for a maximum payout represented an increase of 97% over the prior year actual earnings from operations, 37 cents. Earnings from operations were 87 cents per share. See the calculation of earnings from operations in “Key Performance Metrics in 2006” on page 25. As explained there, earnings from operations are GAAP earnings as adjusted to include and exclude non-operating items designated by the Compensation Committee at the start of this performance period.

Leader Behaviors (six key work behaviors)

  •    Shared Accountability and Transparency
  •    Cross-Functional Teamwork and Collaboration
  •    Listening and Learning
  •    Benchmark and Continuously Improve
  •    Coaching and Developing Others
  •    Business Integrity
Once the corporate goals are determined, the incentive opportunity for each named executive may be reduced if individual objectives, including the demonstration of Leader Behaviors, are not achieved. The Leader Behaviors are summarized in the box to the left. Schering-Plough believes that the Leader Behaviors are key to maintaining good organizational health and emphasizing business integrity. Schering-Plough believes this balance, with the required focus on Leader Behaviors impacting compensation, helps prevent an unhealthy focus on short-term financial results at the expense of building long-term value and also is key to avoiding challenges of the type faced by Schering-Plough under prior management.

As shown above, Schering-Plough performance exceeded the hurdles for a maximum payout on the two corporate goals. These corporate goals determine the overall funding for the annual incentive. The Committee did not reduce the payout for any of the named executives, and each received a payout at the maximum, which was 200% of target.

Schering-Plough’s Annual Incentive Plan provides an annual incentive bonus for workers not covered by the Operations Management Team Incentive Plan. The overall funding for that plan is determined by reference to the same corporate goals as the annual incentive for executives under the Operations Management Team Incentive Plan, so funding for that plan was at 200%; however, under that non-executive plan, there is no individual limit as there is for executives and individual performance can take a participant above the 200% payout, so long as aggregate payouts remain within the funding limit.

Equity and Other Long-Term Elements of Compensations. The current compensation program includes three equity components as well as other long-term incentives. All equity components are issued under the 2006 Stock Incentive Plan, that has been approved by shareholders and was designed to meet the requirements of Section 162(m) of the Internal Revenue Code.

Stock Options. Schering-Plough believes traditional stock options are an important component of a competitive pay package necessary to attract and retain top executive talent. Schering-Plough also believes that traditional stock options have a performance component, since the options have no value unless the stock price rises (Schering-Plough’s stock incentive plan does not permit discounted options, so that the closing market price on the date of grant is always the stock option exercise price). Stock options further link compensation to the interests of shareholders by providing the named executives with the opportunity to purchase common shares, thereby increasing their equity in Schering-Plough and sharing in the appreciation in the value of the shares.

In determining the number of stock options to grant, the Compensation Committee relies on a valuation of stock options provided by Schering-Plough’s compensation consultant using the Black-Scholes methodology as the basis for valuation.

Stock options are generally subject to a three-year ratable vesting schedule and starting in 2006 have a term of seven years. The actual value of any options depends entirely on the extent to which Schering-Plough’s common shares have appreciated in value at the time the options are exercised. This provides an incentive for executives to create wealth for the shareholders and provides rewards in proportion to the gain received by other shareholders.

Performance-Contingent Options. Because certain of Schering-Plough’s institutional investors and other shareholders favor stock options with special performance-based vesting provisions, starting in 2005, 20% of the stock options granted to senior executives, including the named executives, are subject to performance-contingent vesting. To earn 100% (which is maximum) of the performance-contingent options granted in 2006, earnings per share from operations of at least 42 cents had to be achieved. Earnings per share from operations in 2006 were 87 cents and, as a result, all of the named executives’ performance-contingent options vested.

Deferred Stock Awards. Under the current deferred stock award program, the Compensation Committee designates performance goals for the named executives. If the performance goals are not fully met, then the vesting of an executive’s deferred stock award is based on the degree to which the performance goals are achieved. To earn 100% (which is the maximum) of the deferred stock awards granted in 2006, earnings per share from operations of at least 42 cents had to be achieved. Earnings per share from operations in 2006 were 87 cents and, as a result, all of the named executives’ deferred stock awards vested.

Other Long-Term Incentives. The long-term incentive awards paid for the three-year performance period ending December 31, 2006 are the first long-term awards paid under the current compensation program. Further, under the compensation program that began January 1, 2004, no long-term incentives could be paid until completion of the three-year performance cycle and no new performance cycles were established after the first three-year cycle began January 1, 2004. Thus, for all of the named executives, other than Kohan and Pickett, whose service dates back before 2003, these are the only long-term incentives paid to date by Schering-Plough.

The long-term award opportunity for the three-year performance period ending December 31, 2006 was divided into two pieces as follows:

Cash Long-Term Incentive. — Based on Earnings per Share Growth — the cash long-term incentive opportunity was designed to reward long-term operational excellence by providing an opportunity to earn a cash incentive award over a three-year performance period. The amount earned was 200% of target and was based upon Schering-Plough’s three-year compounded growth of earnings per share from operations (the goal for a maximum payout was to exceed compounded growth of 31% and actual performance was 41%), and three-year compounded growth of earnings per share from operations relative to the Peer Group over that period (the goal for a maximum payout was to be in the top quartile of the Peer Group and Schering-Plough was in the top quartile). See “Key Performance Metrics in 2006” on page 25.

Long-Term Performance Share Unit Incentive. — Based on Total Shareholder Return — the long-term performance share incentive opportunity focused on Schering-Plough’s long-term performance by providing an opportunity to earn performance stock units, payable in cash, at the end of a three-year performance period. The amount earned was 110% of target and was based on Schering-Plough’s achievement of 41% growth in three-year total shareholder return and top quartile performance versus the Peer Group. See “Key Performance Metrics in 2006” on page 25.

To aid in the retention objective, both long-term incentives provide that only 25% of the award vested at the end of the performance period on December 31, 2006, with 50% to vest on December 31, 2007 and the remaining 25% to vest on December 31, 2008. Further, the terms of the incentive awards included mandatory deferral by everyone who received an award opportunity, including the named executives. For the cash long-term incentive, the theoretical amount earned during the performance period is rolled into an unfunded savings plan. For the performance share unit incentive, the theoretical amount earned during the performance period is simply “held” until the end of the vesting period without earning any additional amounts until vesting. After vesting, the amounts are rolled into the unfunded savings plan. The unfunded savings plan provides the executive with the right to earn a theoretical return (or suffer a theoretical loss) as if the amount had been invested pursuant to any one of the investment alternatives provided under Schering-Plough’s qualified 401(k) plan, the Employees’ Savings Plan. Under the unfunded savings plan, amounts credited to the named executive’s account are not payable until the year following the named executive’s employment termination.

Five-Year Transformational Share Opportunity. The Compensation Committee in early 2004 granted the one-time opportunity to earn transformational awards to eight senior executives in order to induce them to join and/or remain with Schering-Plough when the serious challenges facing Schering-Plough were still being analyzed and solutions were being developed. There are two performance measures for the transformational awards. Both performance measures are related to total shareholder return:

•	targeted five-year compounded total shareholder return; and
•	targeted five-year compounded total shareholder return relative to the Peer Group over the period January 1, 2004 to December 31, 2008.

If Schering-Plough’s targeted performance over the five-year performance period is not in the top half of the Peer Group, no payment will be earned pursuant to the opportunity.

Only eight executives received the opportunity to earn this award, including Hassan, Bertolini, Cox, Kohan and Sabatino. Pickett’s opportunity was forfeited when he retired before the end of the performance period.

Even though the performance period has not yet ended, and if performance is not achieved the entire opportunity will be forfeited, as directed by SEC rules, a portion of potential transformational award is included in the Stock Awards column and added to the total shown in the “Summary Compensation Table.’’ Readers should note that executives will never receive this award if performance conditions are not met.

If any transformational award is earned, it generally cannot be received by the executive until the year after his or her employment is terminated. After the end of the performance period, a theoretical earned amount would be credited to the executive’s account in the unfunded savings plan, where it will grow/diminish in value as if it had been invested in Schering-Plough common shares. Dividends accrue on the fund shares and are reinvested on behalf of the named executive as additional stock units.

Future Equity and Long-Term Incentive Design. The Compensation Committee believes the three long-term incentives — the three-year cash long-term incentive, the three-year performance share unit long-term incentive and the five-year transformational incentive — were instrumental in attracting and retaining the Executive Management Team and in focusing them in a manner that resulted in the superior performance achieved to date.

As Schering-Plough is now in a different position, having worked to the mid-point of the strategic Action Agenda, (as described in the “Compensation Committee Report”) the Compensation Committee held a two-day strategic planning meeting in August 2006 to discuss changes to the executive compensation program design. The following decisions were made at that planning meeting:

•	As previously disclosed, the Committee had always intended that the transformational award would be a one-time opportunity. That intention remains unchanged.
•	Now that Schering-Plough is through the crisis period and on an upward trajectory, the Compensation Committee has also determined that the cash and performance share unit long-term incentives will not be re-initiated for a second performance period.
•	Going forward, the Committee intends to use stock options, including 20% performance-contingent options, and performance-contingent share awards to satisfy both the equity and the long-term components of total compensation. The Committee believes the “all equity” long-term component will further drive long-term superior performance by increasing the focus on building shareholder value over the long term.

Employee Benefits. Schering-Plough provides typical employee benefits to regular workers, and the named executives do not receive different coverage for these employee benefits. These employee benefits include excellent health and prescription drug coverage, disability and accident insurance, and a “cafeteria” plan allowing employees to choose among a range of other benefits (dependent care and health reimbursement, vision, dental, increased disability coverage, etc.), some of which are subsidized. Retirement benefits that are available to employees include retiree medical, a 401(k) savings plan and a retirement plan. Schering-Plough also maintains unfunded plans that provide the same company contributions and benefit formula as the 401(k) savings plan and the retirement plan for earnings above the Internal Revenue Code’s annual compensation limits. These equalization plans are in place to give employees the full benefit intended under the qualified plans by making them whole for benefits otherwise lost as a result of such compensation limitations.

In order to provide executives with competitive aggregate retirement benefits, Schering-Plough maintains a supplemental executive retirement plan for the benefit of members of the Operations Management Team (which includes the named executives, other members of the Executive Management Team and other key employees).

Other than retirement and other savings plans made available to executives, which are discussed in more detail below, the following types of benefits, where there is a Schering-Plough business interest as discussed below, are the only personal benefits Schering-Plough provides to the named executives (and where appropriate to other elected corporate officers) but not to all employees generally:

Security. Schering-Plough provides home security systems to each executive and provides personal security (bodyguards) to Hassan. The named executives in 2006, and prior years, have received threats of personal harm from animal rights activists and others based upon Schering-Plough’s business and as a result, Schering-Plough believes this protection is necessary.

Transportation. Hassan has been directed by the Board to use the corporate-owned aircraft for all travel including personal travel. This provides several business benefits to Schering-Plough. First, the policy is intended to ensure the personal safety of Hassan, who maintains a significant public role as the leader of Schering-Plough. Second, the policy is intended to ensure his availability and to maximize the time available for Schering-Plough business. Certain of the other named executives (and other key executives) use the corporate-owned aircraft for business travel, and on occasion for personal travel.

In addition, for the same reasons described above, Schering-Plough makes one car and driver available to Hassan. The driver assigned to Hassan is also a trained security professional. The other named executives occasionally use cars and drivers from a pool. All executives use the cars primarily for business purposes, and the cars and drivers (including the car and driver assigned to Hassan) are also used by other Schering-Plough personnel for business purposes.

Financial Matters. Schering-Plough provides executive life, financial and tax planning coverage to the named executives. Schering-Plough believes these benefits promote diligence in matters of financial prudency and guard against damage from inadvertent lack of attention to personal business.

For additional information on these personal benefits to the named executives, including Schering-Plough policies and incremental cost valuations, see Note 6 to the “Summary Compensation Table.”

Payments at Change of Control or Other Termination

Change of control provisions benefit Schering-Plough and shareholders by assisting with retention during rumored and actual change of control activity when continuity is key to preserving the value of the business. Other termination benefits are provided based on the time needed by executives of that level to find new employment, to facilitate changes in key executives, as needed, with minimum disruption to the business and in exchange for non-competition and non-solicitation benefits for Schering-Plough.

Information on Other Compensation-Related Topics

The following additional information may also be useful in understanding Schering-Plough’s executive compensation program:

Annual Performance Assessments. In furtherance of the objective to reward superior individual performance, the attainment of all financial performance metrics relating to compensation are certified for the Compensation Committee. These certified financial metrics are a key component of the assessment of CEO and named executive performance. The Board assesses all aspects of the CEO’s performance annually, and the results are applied by the Compensation Committee for determining his compensation. The CEO assesses the performance of the other named executives and reviews his assessment with the Compensation Committee. The results of the performance assessments are applied by the Compensation Committee for determining compensation of the other named executives.

Assessments of 2006 performance for 2006 compensation decisions are described in the “Compensation Committee Report” under the heading “Basis for 2006 Compensation Decisions” and that section is incorporated here by reference.

Grant Practices For Stock Options and Other Equity Awards. Schering-Plough’s usual practice for stock options and deferred stock units is to make one annual grant per year. The annual grant is awarded on the same date to all eligible employees, including the named executives. Typically the annual grant has occurred during the first half of the year on a regular Board meeting date (these meeting dates are set at least a year in advance). In 2006, the Compensation Committee approved the annual grant on May 19, the date of the Annual Meeting of Shareholders, at which the 2006 Stock Incentive Plan (the plan under which the stock options and deferred stock units were granted) was approved.

Due to the interest of shareholders in having a set date for the annual grant of stock options, the Compensation Committee recently determined that in the future, the annual grant will be made on the first business day of May. This date was chosen by the Committee because the date falls soon after first quarter earnings are typically announced (in late April); material developments would be expected to have been made public in connection with the earnings press release; and the date is late enough in the year to allow for the performance management process to be completed so that the annual grant can be coordinated with the Schering-Plough total compensation program.

Performance-contingent share awards, which are part of the long-term performance opportunity, and any other equity grants, will be granted by the Compensation Committee at a regularly scheduled Committee meeting during the first 90 days of each year (these meeting dates are set at least a year in advance). For the 2007-2009 performance period, the award opportunity was granted at the February 26, 2007 meeting. Unlike stock options, where an exercise price is set, the date does not impact the award terms, and this earlier grant date ties into the performance management system, where goals and objectives for the year and longer-term are revisited at the start of the calendar year.

Other stock option grants and deferred stock unit grants are typically made during the year to new hires, for retention and in connection with promotions. Such interim grants to executive officers and other elected corporate officers are approved by the Compensation Committee. The Committee has delegated the authority to approve such interim grants for other non-executive key employees to the CEO. In each case, the grant date for an interim grant is the first business day of the month following the month in which the new hire begins work, the promotion became effective or the retention need becomes known. This timing was chosen to prevent even an appearance that the recipient could manipulate the pricing date, and also to reduce the administrative burden for Schering-Plough personnel that would be created by multiple grant dates.

The stock incentive plans under which all outstanding options were granted and under which options may be granted in the future specify that the option exercise price is always the fair market value of Schering-Plough common shares on the date of grant. The plans define “fair market value” as the New York Stock Exchange closing price on the grant date. Schering-Plough determines the New York Stock Exchange closing price by reference to the New York Stock Exchange web reporting system.

In setting the policy as to the timing of stock option grants, the Committee considered advice from the Committee’s compensation consultant, outside counsel, Schering-Plough’s Human Resource executives and Schering-Plough’s in-house securities lawyers.

No Stock Option Re-Pricings. Schering-Plough stock options have not been re-priced in the past. Under Schering-Plough’s Corporate Governance Guidelines and 2006 Stock Incentive Plan, re-pricing is prohibited unless shareholders approve the re-pricing.

The Current Environment of the Pharmaceutical Industry and Executive Recruitment. The pharmaceutical industry is science-focused and driven by innovation. Other characteristics of the pharmaceutical industry include: drugs discovered through innovation save lives and improve the quality of lives; there are still many unknowns in the complex and dynamic science of human health — even if every step of the discovery and development process is executed flawlessly, there is an ever-present risk of failure; with any drug, there is always a balance between benefits and risks, and society’s increasing demand for innovation to cure illness is offset by society’s ever-shifting tolerance for risk; the industry is highly regulated and uncertainties in the political environment impact the regulatory framework; research-based drug discovery and development works on a five-year to fifteen-year new drug cycle; the cost of drug discovery and development is high and often unpredictable; and the intellectual property laws (which evolve as governments change), competitive pressures, and regulatory/science developments often limit the effective commercial life of a drug to a few years, putting pressure on replenishing the product portfolio by successful research and development.

As a result, Schering-Plough believes executives with specific industry experience are most likely to excel. At the same time, there is a small pool of superior executives with pharmaceutical industry experience. These factors can make it difficult to recruit a top-performing management team, which makes retention very important for Schering-Plough.

HISTORICAL INFORMATION ABOUT MANAGEMENT AND COMPENSATION

Historical Information.  The Compensation Committee and Schering-Plough believe that knowledge of unique circumstances that impacted Schering-Plough are helpful in understanding the current compensation program. Accordingly, details of these circumstances are set out below.

Background on the Recruitment of New Management in 2003. Earlier this decade, Schering-Plough faced a number of very serious business, legal and regulatory challenges. These challenges included declining sales and profits across the product portfolio; a Consent Decree with the FDA relating to manufacturing practices that was unprecedented in the scope of remediation and revalidation requirements; multiple legal issues around sales and marketing practices; severe cash flow pressures; several enforcement actions initiated by the SEC; and the urgent need to upgrade Schering-Plough infrastructure in many areas. As a result of these challenges, there was a critical need to re-build employee engagement and morale as well as to build trust with the external stakeholders — including Schering-Plough’s customers, regulators and investors. Details of many of these challenges can be found in Schering-Plough’s 10-K, 10-Q and 8-K filings.

The Board of Directors in 2002 determined that new management was required to solve the challenges and transform Schering-Plough into a high-performing company that could provide value to shareholders over the long term. In November 2002, the Board elected an independent Director to assume the position of Chairman of the Board and decided to recruit a new CEO. The Board embarked on a search to locate a proven CEO who could deal with Schering-Plough’s accelerating challenges. The search was complex due to a number of factors, including:

•	The Board believed that to excel, the CEO would need expertise in science, a broad array of skills to lead a complex global pharmaceutical enterprise (preferably acquired by long service as CEO of another U.S.-based pharmaceutical company), and skill at building trust with external stakeholders.

•	The Board felt the candidate should possess a demonstrated track record at driving turnarounds.

•	Under Schering-Plough’s Consent Decree with the FDA, the CEO was required to assume personal responsibility for accomplishing the Consent Decree workplan.

The Board was fortunate in attracting Hassan in April 2003. He had been Chairman and CEO of Pharmacia before it was acquired by Pfizer, had received a contract to serve as Vice Chairman of Pfizer and was also being aggressively pursued to lead another global pharmaceutical company at the time he decided to join Schering-Plough. He had led turnarounds and transformations in research-based global pharmaceutical companies similar to Schering-Plough. Hassan also brought to Schering-Plough a long record of business integrity. The Board believed that tone at the top was especially important for a company going through a difficult period.

Hassan’s personal reputation allowed Schering-Plough to attract very strong executives who together formed the new team at the top — the Executive Management Team. Many of the new executives had previously distinguished themselves in companies equivalent to, or larger than, Schering-Plough. For example:

•	Bertolini was recruited in November 2003 from PricewaterhouseCoopers, where he was a global leader of the pharmaceutical industry practice, to serve as Chief Financial Officer;

•	Cox, who had been an executive at Pharmacia, was recruited in May 2003 to lead the global pharmaceutical business;

•	Koestler was recruited in August 2003 from Pfizer and now leads the research and development organization; and

•	Sabatino was recruited in April 2004 from Baxter International, a research-based health care company, to serve as General Counsel.

Re-design of the Compensation Program in 2003-2004. In 2003, the Compensation Committee determined that the executive compensation program should be re-designed with the goal of avoiding behaviors that had led to Schering-Plough’s challenges and to better support the objectives set forth above.

To lead the way for all employees, Hassan voluntarily asked the Committee to forfeit his 2003 bonus of several million dollars even though he had met his 2003 performance objectives. Also, even before the Compensation Committee had instituted the “Stock Ownership Guidelines,” as soon as counsel cleared the timing of the purchase, in November 2003, Hassan made an open market purchase of Schering-Plough common shares with $4.6 million of his own funds to demonstrate his confidence in the ability of the new team to turn around Schering-Plough and deliver long-term high performance. In connection with the new compensation program:

•	a broad-based 15% profit sharing program was terminated;

•	no bonuses were paid to executives (other than a signing bonus paid to Cox as part of her initial compensation package); and

•	executive salaries were frozen until April 2005 while the new program was implemented and until performance began to improve.

Schering-Plough implemented the new compensation program on January 1, 2004. At the same time, Schering-Plough initiated a rigorous performance management system that included tying pay to both company and individual performance.

Accomplishments of the New Management Team. The new CEO was able to quickly apply his previous experience in analyzing the challenges at Schering-Plough and devising solutions. Shortly after taking charge, he laid out a six-to-eight year strategic plan, called the Action Agenda. This Action Agenda has five phases: Stabilize, Repair, Turnaround, Build the Base, and Breakout. The Board approved and has supported the Action Agenda.

To date, the new management team is slightly ahead of the Action Agenda schedule, having led Schering-Plough through the first three phases, and entering the fourth phase of the Action Agenda in late 2006. The Compensation Committee measures performance of the new management team from January 1, 2004 forward, because 2004 is the first full year under the new management team’s leadership and the first full year under the new performance-based compensation system. The specific performance measures that relate to particular elements of executive compensation are discussed in detail in the “Compensation Discussion and Analysis,” and the Committee believes the excellent performance over this period was driven by the performance-based compensation programs that the Committee initiated at the start of 2004, with full support from the new CEO.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management, its compensation consultant, compensation counsel and securities counsel. Based on the review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the 2006 10-K.

Committee’s Objectives in Designing the Compensation System. The Compensation Committee designed the current compensation program with the following objectives:

•	to attract and retain the new management team;

•	to motivate the new management team to provide superior performance that would build long-term shareholder value; and

•	to compensate the new management team based on the level of performance, providing superior pay — at or above the 75th percentile — when performance is superior, and decreasing pay for lesser performance.

The Compensation Committee believes the program has achieved these objectives, as described in more detail below in this Report and in the “Compensation Discussion and Analysis.”

Basis for 2006 Compensation Decisions.  In determining the CEO’s compensation for 2006, the Compensation Committee determined that the CEO’s performance exceeded expectations, with significant achievements including:

•	Schering-Plough’s excellent financial and operating performance in 2006 and during the period since the CEO joined the Schering-Plough in 2003;

•	the CEO’s leadership in maximizing the business and financial performance to complete the Turnaround phase and enter the Build the Base phase of the strategic Action Agenda;

•	the CEO’s application of his prior experience to deliver performance at Schering-Plough; and

•	the cultural change at Schering-Plough, as demonstrated by the ISR survey.

The Committee also notes the efforts of others to recruit the CEO to other pharmaceutical companies as well as large companies outside the industry.

In determining the compensation of the other named executives, the Compensation Committee considered:

•	each named executive’s contribution to the excellent financial and operating performance in 2006 and for the three year period 2004-2006; and

•	each named executive’s contribution to advancing the strategic Action Agenda.

Conclusion.  The Committee has included the additional details in this Report beyond the requirements in order to help the reader understand Schering-Plough’s performance-based management compensation system, the strong ties of compensation to performance and the Committee’s rationale for the specific 2006 compensation decisions that are explained in detail in the “Compensation Discussion and Analysis.” Shareholders’ inquiries are welcome through the shareholder contacts set out under “Shareholder Relations” beginning on page 16.

COMPENSATION COMMITTEE

Hans Becherer, Chairman
C. Robert Kidder
Patricia F. Russo
Arthur F. Weinbach

SUMMARY COMPENSATION TABLE

As required by the SEC rules, the Summary Compensation Table includes 2006 compensation data for the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of Schering-Plough and for the prior head of the Schering-Plough Research Institute, Pickett, who retired in August after 13 years of service. The Summary Compensation Table also includes 2006 compensation data for Koestler, who was promoted to head the Schering-Plough Research Institute effective September 1. Although Koestler’s 2006 compensation was not among the other three highest 2006 compensation packages, given the criticality of his position to the success of Schering-Plough, there is investor interest in his compensation and, as a result, the data has been included voluntarily in the Summary Compensation Table.

■  Numbers in blue are pay that is subject to forfeiture if performance conditions are not met.  ■  Numbers in green are pay that is subject to forfeiture until time-based vesting conditions are met.

									Change in Pension
									Value and
									Nonqualified
									Deferred
						Option	Non-Equity Incentive Plan		Compensation	All Other
Name and Principal		Salary	Bonus	Stock Awards		Awards	Compensation		Earnings	Compensation	Total ($)
Position in 2006	Year	($) (1)	($)	($) (2)		($) (3)	(4)		($) (5)	($) (6)	Shown on Table

Fred Hassan Chairman of the Board & Chief Executive Officer	2006	$1,646,250	$0	Deferred stock units: Long-term performance units: Transformational plan: Total:	$4,184,936 2,129,418 3,893,803 10,208,157	$2,878,072	Annual incentive: Long-term incentive: Total:	$4,175,000 8,596,698 12,771,698	$1,520,822	$632,927	$29,657,926

Robert J. Bertolini Executive Vice President & Chief Financial Officer	2006	858,725	0	Deferred stock units: Long-term performance units: Transformational plan: Total:	1,040,975 616,110 1,297,934 2,955,019	786,657	Annual incentive: Long-term incentive: Total:	1,400,000 2,882,725 4,282,725	883,343	137,712	9,904,181

Carrie S. Cox Executive Vice President & President, Global Pharmaceuticals	2006	987,500	0	Deferred stock units: Long-term performance units: Transformational plan: Total:	1,453,756 817,696 1,297,934 3,569,386	1,115,694	Annual incentive: Long-term incentive: Total:	1,600,000 3,294,543 4,894,543	515,549	222,760	11,305,432

Thomas P. Koestler, Ph.D. Executive Vice President & President, Schering-Plough Research Institute	2006	611,458	0	Deferred stock units: Long-term performance units: Total:	825,393 340,703 1,166,096	268,571	Annual incentive: Long-term incentive: Total:	980,000 2,017,908 2,997,908	335,551	117,543	5,497,127

Raul E. Kohan Senior Vice President and President, Animal Health	2006	479,250	0	Deferred stock units: Long-term performance units: Transformational plan: Total:	621,229 238,493 1,297,934 2,157,656	880,701	Annual incentive: Long-term incentive: Total:	582,000 1,198,390 1,780,390	653,155	98,831	6,049,983

Thomas J. Sabatino, Jr. Executive Vice President & General Counsel	2006	711,125	0	Deferred stock units: Long-term performance units: Transformational plan: Total:	775,000 481,197 1,229,256 2,485,453	734,692	Annual incentive: Long-term incentive: Total:	1,008,000 1,902,599 2,910,599	304,312	132,433	7,278,614

Cecil B. Pickett, Ph.D. Former Senior Vice President & President, Schering-Plough Research Institute (7)	2006	505,958	0	Deferred stock units: Long-term performance units: Total:	1,131,963 1,012,368 2,144,331	1,056,648	Annual incentive: Long-term incentive: Total:	770,000 2,113,998 2,883,998	0	202,189	6,793,124

(1)	Includes $1,317,000 salary deferred at Hassan’s election, and $118,500 deferred at Cox’s election, and invested in the executive’s account under the unfunded savings plan. For more information about deferred amounts, including earnings on deferred amounts, see the “Nonqualified Deferred Compensation Table” and related notes and narrative.

(2)	Amount represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for each named executive, disregarding any estimate of forfeiture relating to service-based vesting conditions. For each of the named executives, the Stock Award column includes the FAS 123R expense for:
• deferred stock units that were outstanding in 2006;
• long-term performance share units that were granted in 2004 with a three-year performance period ending December 31, 2006; and
• transformational program shares that were granted in 2004 with a five-year performance period ending December 31, 2008.

For discussion of assumptions made in these valuations, see Note 4 to Schering-Plough’s Consolidated Financial Statements in the 2006 10-K. For more information on these awards, including the performance measures used to calculate the awards, see “The Elements of the Schering-Plough Compensation Program” beginning on page 29, and the “Grants of Plan-Based Awards Table” and related notes.

(3)	Amount represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for each named executive, disregarding any estimate of forfeiture relating to service-based vesting conditions. For discussion of assumptions made in these valuations, see Note 4 to Schering-Plough’s Consolidated Financial Statements in the 2006 10-K.

For more information on stock options, see “The Elements of the Schering-Plough Compensation Program” beginning on page 29, and the “Grants of Plan-Based Awards Table” and related notes.

(4)	The Non-Equity Incentive Compensation column includes all cash incentive earnings for services performed during fiscal year 2006 by the named executive pursuant to the:
• Operations Management Team Incentive Plan, Schering-Plough’s annual incentive pay plan for executives; and
• Cash Long-Term Incentive Plan, a long-term incentive plan covering the three-year period from 2004 through 2006.

For more information on these awards, including the performance measures used to calculate the awards, see “The Elements of the Schering-Plough Compensation Program” beginning on page 29, and the “Grants of Plan-Based Awards Table” and related notes.

(5)	The amounts disclosed in the Change in Pension Value column represent the aggregate change in the actuarial present value of the named executives’ accumulated benefit under Schering-Plough’s qualified and nonqualified defined benefit and actuarial pension plans from December 31, 2005 to December 31, 2006. For more information about those plans, see the “Pension Benefits Table” and related notes and narrative.

Schering-Plough’s unfunded savings plan does not provide for above market or preferential earnings. All earnings credited reflect earnings that would be achieved under the mirrored investment choices available under Schering-Plough’s 401(k) savings plan. For more information, see the “Nonqualified Deferred Compensation Table” and related notes and narrative.

(6)	The amounts set forth in the All Other Compensation column for the named executives are detailed in the tables below. As described in more detail in the “Employee Benefits” beginning on page 32, Schering-Plough believes there is a business purpose for the few personal benefits provided only to executives. Schering-Plough calculates the cost of personal benefits provided to the named executives at the incremental cost to Schering-Plough.

For the corporate aircraft, Schering-Plough’s incremental cost calculation for personal use of the aircraft is based on the average variable cost per hour. This includes cost of fuel, crew hotels and meals, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. Over 94% of flying hours were for business use since Hassan joined Schering-Plough in April 2003. Since the corporate-owned aircraft are used primarily for business travel, the incremental cost calculations exclude the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the corporate-owned aircraft and the cost of maintenance that is not related to personal travel.

Schering-Plough does not have an aircraft dedicated to any executive. Decisions as to who may use the corporate aircraft are based on business priorities. Schering-Plough permits “ride alongs” on corporate aircraft in limited situations, where a spouse or other family member of an executive, traveling for business, is permitted to accompany the executive if the seat would otherwise be unoccupied. However, the practice at Schering-Plough is to fill the planes with employees traveling for business when possible. It is not unusual for non-executive employees, who are traveling for business, to fill all seats when an executive is using the aircraft, in which case there is no room for ride alongs. If the aircraft is traveling for a personal flight, ride alongs are permitted and then the full incremental cost of using the aircraft is shown as a personal benefit for the executive(s) on the aircraft. Other than catering, there is no incremental cost to Schering-Plough for the ride alongs. Schering-Plough includes the cost of all catering in the hourly rate for use of the aircraft. As a result, any catering costs for ride alongs is spread over all flights, including personal flights where there is no catering.

Schering-Plough’s incremental cost calculation for personal use of the cars and drivers includes driver overtime, meals and travel pay, maintenance and fuel costs. All of the cars and drivers also provide business transportation to other executives and non-executive Schering-Plough personnel. Since Hassan joined Schering-Plough in April 2003, over 94% of the use of the cars and drivers has been for business use. Since the cars are used primarily for business travel, the methodology excludes the fixed costs that do not change based on personal usage, such as drivers’ salaries and the purchase costs of the cars.

Personal security, home security, financial planning and tax preparation are valued at actual costs billed by outside vendors. Schering-Plough contributions to savings plans consist of Schering-Plough’s annual 3% contribution and up to 2% matching contribution to the account of each employee under the 401(k) savings plan and the unfunded savings plan. Unused vacation pay is computed based on the number of accrued but unused vacation days for the year of termination, and salary at termination. Executive life is computed based on the cost of life insurance premiums above $50,000, the tax-free limit on group term life insurance.

Personal Benefits Included in All Other Compensation							Other Amounts Included in All Other Compensation
		Corporate			Financial	Tax		Company		Payment
	Corporate-owned	car and	Personal security	Home	planning	preparation		contributions	Executive life	for
	aircraft	driver	services	security system	services	services		to savings plans	insurance	Unused vacation

Hassan	$142,444	$1,221	$134,305	$4,970	$0	$0	Hassan	$266,392	$83,595	$0
Bertolini	0	4,611	0	572	5,000	2,500	Bertolini	96,766	28,263	0
Cox	51,059	2,279	0	716	2,500	2,500	Cox	121,790	41,916	0
Koestler	0	1,245	0	9,959	0	0	Koestler	62,213	44,126	0
Kohan	0	4,956	0	0	6,275	2,500	Kohan	46,113	38,987	0
Sabatino	0	554	0	8,467	5,000	2,500	Sabatino	81,041	34,871	0
Pickett	4,062	2,577	0	1,303	5,000	2,500	Pickett	76,693	102,650	7,404

(7)	Pickett retired from Schering-Plough on August 31, 2006. Upon his retirement from Schering-Plough, Pickett forfeited 35,000 performance-based deferred stock units and forfeited a stock option to purchase 215,000 shares, which awards were granted in May 2006.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning each grant of an award made to the named executives in 2006 under any plan.

								All Other
							All Other	Option Awards:		Grant Date
					Estimated Future Payouts		Stock Awards:	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Under Equity Incentive		Number of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards (1)			Plan Awards (2)		Shares of	Underlying	of Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	Units (#) (4)	(#) (5)	($/Sh)	($)

Fred Hassan	1/1/06	$0	$2,087,500	$4,175,000
	5/19/06				0	200,000			$19.23	$1,040,500
	5/19/06							800,000	19.23	4,162,000
	5/19/06				0	200,000				3,846,000

Robert J. Bertolini	1/1/06	0	700,000	1,400,000
	5/19/06				0	48,000			19.23	249,720
	5/19/06							192,000	19.23	998,880
	5/19/06				0	40,000				769,200

Carrie S. Cox	1/1/06	0	800,000	1,600,000
	5/19/06				0	75,000			19.23	390,188
	5/19/06							300,000	19.23	1,560,750
	5/19/06				0	70,000				1,346,100

Thomas P. Koestler, Ph.D.	1/1/06	0	490,000	980,000
	4/1/06						75,000			1,427,250
	5/19/06							90,000	19.23	468,225
	5/19/06				0		14,000			269,220

								All Other
							All Other	Option Awards:		Grant Date
					Estimated Future Payouts		Stock Awards:	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Under Equity Incentive		Number of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards (1)			Plan Awards (2)		Shares of	Underlying	of Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	Units (#) (4)	(#) (5)	($/Sh)	($)

Raul E. Kohan	1/1/06	$0	$291,000	$582,000
	5/19/06				0	20,000			$19.23	$104,050
	5/19/06							80,000	19.23	416,200
	5/19/06				0	17,500				336,525

Thomas J. Sabatino, Jr.	1/1/06	0	504,000	1,008,000
	5/19/06				0	38,000			19.23	197,695
	5/19/06							152,000	19.23	790,780
	5/19/06				0	30,000				576,900

Cecil B. Pickett, Ph.D.	1/1/06	0	577,500	1,155,000
	5/19/06				0	43,000			19.23	223,708	(3)
	5/19/06							172,000	19.23	894,830	(3)
	5/19/06				0	35,000				673,050	(3)

(1)	Amounts represent annual cash incentive grants made to each named executive pursuant to the 2006 Operations Management Team Incentive Plan. The actual amounts earned by each named executive pursuant to such awards are set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “The Elements of the Schering-Plough Compensation Program” beginning on page 29. The plan provides for payouts if performance falls below a specified threshold.

(2)	Amounts represent grants of performance-contingent stock options (representing 20% of their aggregate 2006 stock option grants) and deferred stock awards to the named executives in 2006. These grants of stock options and deferred stock units were made pursuant to Schering-Plough’s 2006 Stock Incentive Plan. As explained in detail in the “Compensation Discussion and Analysis,” payout of the performance-contingent stock options and performance-based deferred stock units can range from zero at threshold up to a maximum 100% which is achieved at the target performance level. No additional units can be earned for performance above target. As a result, the threshold is reflected as zero, and maximum payable is the target amount. Since the corporate performance goals for 2006 were satisfied, 100% of the 2006 performance-contingent stock options and performance-based deferred stock awards are reflected in this column. Once earned, the stock options vest and become exercisable in substantially equal installments on the first, second and third anniversary of the grant date, and the deferred stock units vest in full on the third anniversary of the grant date. Cash dividend equivalents (calculated at the same rate as dividends paid on common shares) are paid on the deferred stock awards prior to distribution or forfeiture.

(3)	Upon his retirement from Schering-Plough on August 31, 2006, Pickett forfeited each of these awards which were granted to him in May 2006. Pickett’s 2006 stock option grant is reflected as two separate grants because 20% of his stock option grant (43,000 option shares) was subject to performance criteria in addition to the time-vesting restriction, and the remaining 80% of the stock option (172,000 option shares) was granted subject to only the time-vesting restriction.

(4)	Deferred stock unit awards made to the named executives in 2006 were granted subject to performance criteria and are disclosed under the Equity Incentive Plan columns, with the exception of the grant to Dr. Koestler shown in this column. As a part of Schering-Plough’s succession planning in 2006 (prior to his promotion to serve as a member of the Executive Management Team), Koestler was given a grant of 75,000 deferred stock units that will vest 100% on the fourth anniversary of the grant date. Cash dividend equivalents (calculated at the same rate as dividends paid on common shares) are paid in relation to the stock units before the units are distributed or are forfeited.

(5)	Eighty percent of the 2006 aggregate stock option grants to senior executives (100% in the case of Koestler), which are reflected in this column, vest in substantially equal installments on the first, second and third anniversary of the grant date and are not subject to additional performance criteria. No dividends or dividend equivalents are paid on the common shares underlying stock options. Stock options granted in 2006 to Koestler before he became a member of the Executive Management Team are subject to time-vesting and are not subject to the additional performance criteria that applies to 20% of the annual stock option grant made to members of the Executive Management Team.

Narrative Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

As required by SEC disclosure rules, the Summary Compensation Table and the Grants of Plans-Based Awards Table above both reflect not only compensation earned and paid in 2006, but also amounts representing the opportunity to earn future compensation under performance-driven compensation incentives that may be forfeited based on future performance and/or time vesting, and these amounts are shown in blue, rather than black type, to assist the reader in easily identifying these contingent amounts. As a result of mixing compensation earned/paid and contingent compensation, the “total” shown in the Summary Compensation Table includes amounts that the named executives may never receive.

It is Schering-Plough’s practice that, upon death, disability or termination of employment, the executive (or his/her estate or beneficiary) is paid a cash lump sum equal to his/her base salary through the date of termination, to the extent not previously paid, together with any compensation which had been previously deferred. Further, the named executives have employment and/or change of control agreements that also provide for compensation and benefits, including in the event of the officer’s termination of employment under various circumstances. These agreements are described below.

Schering-Plough has current employment agreements with each of the named executives except Pickett. The material terms of each employment agreement are summarized below, except that termination payments provided under each agreement are summarized in the “Potential Payments Upon Termination or Change of Control,” beginning on page 48. In addition, pursuant to each employment agreement, each named executive is eligible to receive annual cash incentive awards if performance is met and Schering-Plough’s other executive benefit and incentive plans, and to receive future equity grants under the Stock Incentive Plan. These employment agreements also include certain other customary benefits, including participation in all employee compensation plans and welfare benefit plans and personal benefits, as described in the “Compensation Discussion and Analysis,” beginning on page 24.

Hassan — Schering-Plough and Hassan entered into an employment agreement in April 2003. Hassan’s agreement provides for his employment as CEO of Schering-Plough through December 31, 2005. The terms of his employment agreement automatically extend for additional successive one-year periods until December 31, 2010 unless Hassan or Schering-Plough elects to terminate the agreement at least 90 days prior to the end of any of his employment periods. Hassan’s agreement also provides for a three-year extension of his employment period in the event of a change of control. Under his agreement, Hassan will receive an annual base salary of at least $1,500,000. Pursuant to his agreement, Hassan’s annual incentive opportunity will be targeted at a level consistent with competitive pay practices of the Peer Group (as defined in the “Compensation Discussion and Analysis,” beginning on page 24.

Bertolini — In November 2003, Schering-Plough entered into an employment agreement with Bertolini that provides for his employment as Executive Vice President and Chief Financial Officer of Schering-Plough. Under his agreement, Bertolini will receive an annual base salary of at least $775,000. Bertolini’s annual incentive opportunity is targeted at 70% of his base salary.

Cox — Schering-Plough and Cox entered into an employment agreement in May 2003. Her agreement provides for her employment as Executive Vice President and President, Global Pharmaceuticals, through May 31, 2008. The terms of her employment automatically extend for additional successive one-year periods until October 1, 2022, unless either party to her agreement elects to terminate the agreement at least 90 days prior to the end of any of her employment periods. Cox’s agreement also provides for a three-year extension of her employment period in the event of a change in control. Under her agreement, Cox will receive an annual base salary of at least $900,000. Pursuant to her agreement, Cox’s annual target incentive opportunity will be at least 80% of her base salary.

Koestler — Schering-Plough and Koestler entered into an employment agreement in December 2006 in connection with his appointment to his current position. This agreement replaced his July 2003 employment agreement and August 2003 change of control agreement previously in effect. His new agreement provides for his employment as Executive Vice President and President, Schering-Plough Research Institute through December 19, 2011. The terms of his employment automatically extend for additional successive one-year periods unless either party to his agreement elects to terminate the agreement at least one year prior to the end of any of his employment periods. Under his agreement, Koestler will receive an annual base salary of at least $700,000. Koestler’s annual incentive opportunity is targeted at 70% of his base salary.

Kohan — Schering-Plough and Kohan entered into an employment agreement in December 2006 in connection with his appointment to his current position. This agreement replaced his October 1990 employment agreement and September 1994 change of control agreement previously in effect. His new agreement provides for his employment as President, Animal Health and Group Head Global Specialty Operations of Schering-Plough through December 19, 2011. The terms of his employment automatically extend for additional successive one-year periods unless either party to his agreement elects to terminate the agreement at least one year prior to the end of any of his employment periods. Under his agreement, Kohan will receive an annual base salary of at least $485,000. Kohan’s annual incentive opportunity is targeted at 60% of his base salary.

Sabatino — In March 2004, Schering-Plough entered into an employment agreement with Sabatino that provides for his employment as Executive Vice President and General Counsel of Schering-Plough. Under his agreement, Sabatino will receive an annual base salary of at least $650,000. Sabatino’s annual incentive opportunity is targeted at 70% of his base salary.

OUTSTANDING EQUITY AWARDS TABLE

The following table provides details about each outstanding equity award as of December 31, 2006.

	Option Awards
			Equity Incentive								Equity Incentive	Equity Incentive
			Plan Awards:								Plan Awards:	Plan Awards:
	Number of	Number of	Number of								Number of	Market or Payout
	Securities	Securities	Securities								Unearned	Value of
	Underlying	Underlying	Underlying				Stock Awards				Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option			Number of Shares or		Market Value of Shares		or Other Rights	Units or Other
	Options	Options	Unearned	Exercise		Option	Units of Stock		or Units of Stock		That Have Not	Rights That Have
	(#)	(#)	Options	Price	Vesting	Expiration	That Have Not Vested		That Have Not Vested		Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date (1)	Date	(#) (2)		($) (3)		(#) (4)	($) (5)

Fred Hassan	900,000	0		$17.43	4/21/04	4/19/2013	Deferred stock units:	400,000	Deferred stock units:	$9,456,000	776,340	$18,352,666
	733,333	366,667		18.20	2/24/05	2/22/2014	Long-term		Long-term
	73,334	146,666		20.70	4/26/06	4/24/2015	performance units:	271,760	performance units:	6,424,413
	293,334	586,666	N/A	20.70	4/26/06	4/24/2015
	0	200,000		19.23	4/1/07	5/18/2013
	0	800,000		19.23	4/1/07	5/18/2013

Robert J. Bertolini	350,000	0		15.87	11/18/04	11/16/2013	Deferred stock units:	85,000	Deferred stock units:	2,009,400	258,780	6,117,559
	166,667	83,333		18.20	2/24/05	2/22/2014	Long-term		Long-term
	16,667	33,333		20.70	4/26/06	4/24/2015	performance units:	78,629	performance units:	1,858,792
	66,667	133,333	N/A	20.70	4/26/06	4/24/2015
	0	48,000		19.23	4/1/07	5/18/2013
	0	192,000		19.23	4/1/07	5/18/2013

Carrie S. Cox	450,000	0		18.50	5/15/04	5/13/2013	Deferred stock units:	146,000	Deferred stock units:	3,451,440	258,780	6,117,559
	300,000	150,000		18.20	2/24/05	2/22/2014	Long-term		Long-term
	26,667	53,333		20.70	4/26/06	4/24/2015	performance units:	104,356	performance units:	2,466,974
	106,667	213,333	N/A	20.70	4/26/06	4/24/2015
	0	75,000		19.23	4/1/07	5/18/2013
	0	300,000		19.23	4/1/07	5/18/2013

Thomas P. Koestler, Ph.D.	150,000	0		16.12	8/19/04	8/17/2013	Deferred stock units:	134,000	Deferred stock units:	3,167,760	0	0
	46,667	23,333	N/A	18.20	2/24/05	2/22/2014	Long-term		Long-term
	33,334	66,666		20.70	4/26/06	4/24/2015	performance units:	43,481	performance units:	1,027,896
	0	90,000		19.23	4/1/07	5/18/2013

	Option Awards
			Equity Incentive								Equity Incentive	Equity Incentive
			Plan Awards:								Plan Awards:	Plan Awards:
	Number of	Number of	Number of								Number of	Market or Payout
	Securities	Securities	Securities								Unearned	Value of
	Underlying	Underlying	Underlying				Stock Awards				Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option			Number of Shares or		Market Value of Shares		or Other Rights	Units or Other
	Options	Options	Unearned	Exercise		Option	Units of Stock		or Units of Stock		That Have Not	Rights That Have
	(#)	(#)	Options	Price	Vesting	Expiration	That Have Not Vested		That Have Not Vested		Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date (1)	Date	(#) (2)		($) (3)		(#) (4)	($) (5)

Raul E. Kohan	31,200	0		$38.125	2/24/1999	2/22/2008	Deferred stock units:	37,720	Deferred stock units:	$891,701	258,780	$6,117,559
	22,600	0		53.0625	2/23/1999	2/21/2009	Long-term		Long-term
	60,000	40,000	N/A	47.875	12/07/01	12/05/2009	performance units:	30,437	performance units:	719,529
	22,600	0		37.75	2/23/01	2/21/2010
	115,000	0		45.04	9/26/01	9/24/2010
	34,500	0		40.05	2/27/02	2/25/2011
	34,500	0		34.68	2/26/03	2/24/2012
	59,100	0		17.85	2/24/04	2/23/2013
	46,667	23,333		18.20	2/24/05	2/22/2014
	6,667	13,333		20.70	4/26/06	4/24/2015
	26,667	53,333		20.70	4/26/06	4/24/2015
	0	20,000		19.23	4/1/07	5/18/2013
	0	80,000		19.23	4/1/07	5/18/2013

Thomas J. Sabatino, Jr.	166,667	83,333		17.37	4/16/05	4/14/2014	Deferred stock units:	135,000	Deferred stock units:	3,191,400	245,088	5,793,880
	13,334	26,666		20.70	4/26/06	4/24/2015	Long-term		Long-term
	53,334	106,666	N/A	20.70	4/26/06	4/24/2015	performance units:	61,411	performance units:	1,451,763
	0	38,000		19.23	4/1/07	5/18/2013
	0	152,000		19.23	4/1/07	5/18/2013

Cecil B. Pickett, Ph.D.(6)	42,400	0		$38.125	2/24/99	2/22/2008	Deferred stock units:	44,528	Deferred stock units:	1,052,642	0	0
	30,800	0		53.0625	2/23/00	2/21/2009	Long-term		Long-term
	30,800	0	N/A	37.75	2/23/01	2/21/2010	performance units:	0	performance units:	0
	160,000	0		45.04	9/26/01	9/24/2010
	47,000	0		40.05	2/27/02	2/25/2011
	47,000	0		34.68	2/26/03	2/24/2012
	253,000	0		17.85	2/25/04	2/23/2013
	150,000	75,000		18.20	2/24/05	2/22/2014
	15,000	30,000		20.70	4/26/06	4/24/2015
	60,000	120,000		20.70	4/26/06	4/24/2015

(1)	This column shows the first date that options are or were exercisable. Stock options vest in three substantially equal installments, on the first three anniversaries of the grant date, except for an option grant made to Kohan on December 6, 1999, which vest in five equal installments.

(2)	This column reflects performance-based deferred stock units (other than for Koestler) that were granted to each named executive that have been earned and are payable in full to the executive in the form of common shares on April 25, 2008 and April 1, 2009, respectively, provided the executive remains employed with Schering-Plough on those dates. For Koestler, this column reflects deferred stock unit grants that were not granted subject to performance criteria as he was not yet a member of the Executive Management Team when the grants were made. These grants to Koestler are payable in full in the form of common shares on August 18, 2007, April 25, 2008, April 1, 2010, and April 1, 2009, respectively, provided he remains employed with Schering-Plough on those dates. For each named executive, this column also includes 75% of a grant of long-term performance units awarded under the Long-Term Performance Share Unit Incentive Plan that have been earned for the three-year performance period from 2004 through 2006. Twenty-five percent of the award earned vested as of December 31, 2006 (and is therefore not included in this table), 50% will vest on December 31, 2007 and 25% will vest as of December 31, 2008, provided the named executive remains employed with Schering-Plough on those vesting dates. Upon vesting, these long-term performance unit share awards are automatically deferred into the unfunded savings plan and are not distributable until the year following termination of employment. Dividends were accrued on target shares during the performance period and reinvested on behalf of the named executive as additional stock units.

(3)	The market value of the share units reported in this column was computed by multiplying the number of such share units by $23.64, the closing market price of Schering-Plough’s common shares on December 29, 2006.

(4)	This column reflects the target amount of the transformational performance-contingent shares (including accumulated dividend equivalents) awarded to each named executive (other than Koestler) that may be earned based on Schering-Plough’s performance over the five-year period from 2004 through 2008. If earned, awards (and dividend equivalents) will vest in full as of December 31, 2008. Pickett forfeited his grant of transformational shares upon his retirement in 2006.

(5)	The market value of the shares reported in this column was computed by multiplying the number of such share units by $23.64, the closing market price of Schering-Plough’s common shares on December 29, 2006.

(6)	Upon his retirement from Schering-Plough, Picket forfeited 35,000 performance-based deferred stock units and a stock option to purchase 215,000 shares, which awards were granted in May 2006 and are not reflected in this table.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information about stock options that were exercised and stock awards that vested during 2006.

	Option Awards		Stock Awards (3)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($) (4)

Fred Hassan	0	$0	400,000 90,587	$8,266,000 2,059,943
Robert J. Bertolini	0	0	110,000 26,210	2,415,550 596,008
Carrie S. Cox	0	0	170,000 34,785	3,545,100 791,018
Thomas P. Koestler, Ph.D.	0	0	12,000 14,494	263,160 329,588
Raul E. Kohan (1)	20,400	46,665	17,440 10,146	382,459 230,712
Thomas J. Sabatino, Jr.	0	0	20,470	465,497

Cecil B. Pickett, Ph.D. (2)	242,400	980,378	47,088 92,090	1,032,640 2,094,129

(1)	Kohan exercised stock options on November 16, 2006 and on November 29, 2006 at a market price of $22.00 and $22.20 per share, respectively. The value realized was calculated by determining the difference between the market price of Schering-Plough’s common shares on the exercise date and the exercise price of the option.

(2)	Pickett exercised stock options on August 25, 2006, and, after his August 31 retirement from Schering-Plough, on October 3, 2006 and on December 20, 2006, at a market price of $20.10, $22.00 and $23.82 per share, respectively. The value realized was calculated by determining the difference between the market price of Schering-Plough’s common shares on the exercise date and the exercise price of the option.

(3)	This column reflects the value realized from awards denominated in stock units that vested during 2006 and that were granted to the executives in 2004, and for Kohan and Pickett, pursuant to grants made in 2002 and 2003 as well. This column also reflects 25% of the long-term performance unit award earned by each named executive pursuant to the three-year performance period from 2004 through 2006. In the case of Pickett, a pro-rata portion of his earned award vested on December 31, 2006 due to his retirement from Schering-Plough. As it vests, the earned award is automatically deferred into the executive’s account under Schering-Plough’s unfunded savings plan, where it will increase or decrease in value based upon the investment choices selected by the executive. Under the unfunded savings plan, these amounts are not distributable until the year following termination of employment. Also reflects the vesting of 200,000 and 100,000 shares of restricted stock for Hassan and Cox, respectively.

(4)	The value realized was determined by multiplying the number of shares that vested by the market price of Schering-Plough’s common shares on the respective vesting date.

PENSION BENEFITS TABLE

The following table includes the value of retirement benefits under three retirement plans — the qualified retirement plan for all employees, the benefits equalization plan for all eligible U.S. employees subject to IRS limitations applicable to their retirement plan benefit and a supplemental plan provided to executives in order to provide competitive retirement benefits.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($) (3)

Fred Hassan	Retirement Plan		$ 100,326	$0
	Benefits Equalization Plan	3	2,498,322	0
	Supplemental Executive Retirement Plan		1,546,906	0
Robert J. Bertolini	Retirement Plan		34,751	0
	Benefits Equalization Plan	3	343,394	0
	Supplemental Executive Retirement Plan		4,345,443	0
Carrie S. Cox	Retirement Plan		55,553	0
	Benefits Equalization Plan	3	608,190	0
	Supplemental Executive Retirement Plan		736,940	0
Thomas P. Koestler, Ph.D.	Retirement Plan		68,372	0
	Benefits Equalization Plan	3	371,224	0
	Supplemental Executive Retirement Plan		326,566	0
Raul E. Kohan	Retirement Plan		398,349	0
	Benefits Equalization Plan	21	1,212,906	0
	Supplemental Executive Retirement Plan		1,153,926	0
Thomas J. Sabatino, Jr.	Retirement Plan		36,087	0
	Benefits Equalization Plan	2	305,432	0
	Supplemental Executive Retirement Plan		371,871	0
Cecil B. Pickett, Ph.D.	Retirement Plan		335,791	8,562
	Benefits Equalization Plan	13	1,939,239	1,940,954
	Supplemental Executive Retirement Plan		2,817,193	2,819,687

(1)	Number of years of credited service is the same for all plans and is provided as of December 31, 2006. Number of years credited for each named executive (except Bertolini), is the same as actual years of service with Schering-Plough. In accordance with the letter agreement he entered into when joining Schering-Plough, Bertolini is entitled to an additional 20 years of benefit service under the Supplemental Executive Retirement Plan that will vest upon his fifth anniversary of employment with Schering-Plough, or November 17, 2008. The actual supplemental pension benefit that Bertolini will receive will be reduced by any benefits under the Retirement Plan, the Benefits Equalization Plan and any other qualified and non-qualified defined benefit pension plans of Schering-Plough and of any and all of his former employers, including PricewaterhouseCoopers. Bertolini was offered this special enhancement to offset the impact under his PricewaterhouseCoopers’ retirement benefit plan due to leaving PricewaterhouseCoopers to join Schering-Plough. No other named executive has this benefit.

(2)	This column reflects the actuarial present value of the named executive’s accumulated pension benefits assuming retirement age is 60 (or current age, if higher), since that is the earliest time at which the named executive may retire without any benefit reduction under the Supplemental Executive Retirement Plan. The earliest time that the named executive can retire without any reduction in the benefit provided under the Retirement Plan and the Benefits Equalization Plan is age 65. Thus, the amounts reflected for the Retirement Plan and Benefits Equalization Plan represent reduced benefits paid pursuant to such plan. The present value shown was computed as of the same pension plan measurement rate used for financial statement reporting purposes, except the retirement date, and was determined using the disclosure assumptions used for financial disclosure purposes (FAS 87, as amended) as of December 31, 2006. These assumptions include Group Annuity Mortality ’94 mortality table and discount rates of 6.0% for the Retirement Plan and the Benefits Equalization Plan and 5.5% for the Supplemental Executive Retirement Plan.

(3)	Other than Pickett, none of the named executives received any payments from Schering-Plough’s pension plans during fiscal year 2006 as they are all active employees. Pickett retired from Schering-Plough effective August 31, 2006 and received the pension benefits reflected in this column after his retirement, but during 2006. Pickett’s lump sum distributions under the Benefits Equalization Plan and the Supplemental Executive Retirement Plan were calculated based upon an interest rate of 4.99%, which was the prevailing 10-year Treasury rate on Pickett’s retirement date.

Narrative Information Relating to Pension Benefits Table

Schering-Plough maintains a qualified Retirement Plan, a nonqualified Retirement Benefits Equalization Plan, and a nonqualified Supplemental Executive Retirement Plan.

Retirement Plan. Upon completing five years of service, or attaining age 65 during employment, the Retirement Plan provides a benefit to all U.S. regular full-time and part-time employees, including each named executive. Under that plan, the benefit is based on final average earnings and years of benefit service. The same formula applies for the named executives and other covered employees.

The formula is 1.5% of the participant’s average final earnings (including paid salary and annual incentive and pre-tax deferrals) times the number of years of benefit service. This benefit is reduced by an amount equal to the participant’s social security benefit times years of benefit service divided by 70. Normal retirement under the qualified plan is at age 65; however, early retirement is available at age 55 with five or more years of service. Except with respect to participants who are age 60 with 40 or more years of benefit service (not applicable to any of the named executives), early retirement benefits are subject to reduction factors. The benefit payable from the qualified Retirement Plan is paid monthly in one of the following forms, as selected by the participant:

•	an annuity for the participant’s life;

•	50%, 75% or 100% joint and survivor annuity;

•	66 2/3% joint and last survivor annuity;

•	period certain and life annuity; or

•	social security level benefit payment.

Other than the life annuity, all of the annuities available will reduce the monthly payment during the life of the participant to provide a benefit to the beneficiary after the participant’s death. The social security level benefit provides an increased monthly benefit until an age selected by the participant and a reduced monthly benefit after the age that the participant begins to collect social security.

Benefits Equalization Plan. For participants in the qualified Retirement Plan who are subject to the annual compensation limitations imposed by the Internal Revenue Code, the Benefits Equalization Plan provides an additional nonqualified retirement benefit. The named executives and all other employees who receive benefits under the Retirement Plan and earn more than those compensation limits are eligible to participate in the Benefits Equalization Plan. The benefit provided by the Benefits Equalization Plan is computed in the same manner as the Retirement Plan, but without regard to the compensation limitations imposed by the Code and is offset by the amount of the benefit provided under the qualified Retirement Plan.

Benefits under the Benefits Equalization Plan are also payable in a lump sum at retirement for those who also participate in the Supplemental Executive Retirement Plan. At the election of the employee, the benefits can be rolled over into Schering-Plough’s unfunded savings plan and paid out in installments. Lump sums payable will be calculated using the prevailing 10-year Treasury rate.

Supplemental Executive Retirement Plan. Supplemental Executive Retirement Plan eligibility is based upon being a member of the Executive Management Team or Operations Management Team (as described in “Employee Benefits” beginning on page 32) or designation by the Compensation Committee for elected officers and by Hassan for other executives. The Supplemental Executive Retirement Plan provides an enhanced benefit to participants that is based on a formula of 2% of final average earnings times years of service, up to 20 years (1% after 20 years of service), with a maximum benefit equal to 55% of final average earnings. Additionally, upon reaching age 60 with 10 years of service, the Supplemental Executive Retirement Plan provides a grandfathered minimum benefit of 35% of final average earnings to executives who were participants in the plan as of January 1, 2005. For participants retiring at or after age 55 with 5 years of credited service, or who reached age 55 before March 1, 2006, the Supplemental Executive Retirement Plan provides a subsidized reduced early retirement benefit. For participants retiring at or after age 60 with 5 years of credited service, there is no actuarial reduction for early retirement under the Supplemental Executive Retirement Plan. Total Supplemental Executive Retirement Plan benefits are offset by the aggregate of any benefits payable to the participant under the qualified Retirement Plan and the Benefits Equalization Plan, as well as under any other defined benefit retirement arrangement provided by Schering-Plough.

Benefits under the Supplemental Executive Retirement Plan are payable in a lump sum at retirement. Alternatively, they can be rolled over into Schering-Plough’s unfunded savings plan and paid out in installments. Lump sums payable will be calculated using the prevailing 10-year Treasury rate.

As of December 31, 2006, Hassan and Koestler were the only named executives who met the criteria for early retirement under the Supplemental Executive Retirement Plan. None of the named executives is currently eligible for early retirement under the qualified Retirement Plan or under the Benefits Equalization Plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Schering-Plough maintains an unfunded, nonqualified deferred compensation plan that provides the same investment alternatives as the 401(k) plan for voluntary deferral of salary and annual incentive and mandatory deferral of certain long-term incentives. This table reports awards in that plan (and as noted in the narrative, certain predecessor plans).

			Aggregate	Aggregate	Aggregate
	Executive	Registrant	Earnings	Withdrawals/	Balance
	Contributions in	Contributions in	in Last FY	Distributions	at Last FYE
Name	Last FY ($) (1)	Last FY ($) (2)	($) (3)	($)	($) (4)

Fred Hassan	$4,998,600	$255,392	$1,923,428	$0	$11,857,489
Robert J. Bertolini	0	85,766	19,764	0	201,394
Carrie S. Cox	118,500	110,790	47,181	0	509,787
Thomas P. Koestler, Ph.D.	0	51,213	12,169	0	109,659
Raul E. Kohan	0	35,113	47,739	0	532,912
Thomas J. Sabatino, Jr.	0	70,041	10,159	0	140,214
Cecil B. Pickett, Ph.D.	0	65,693	701,442	0	7,961,505

(1)	Of the amounts disclosed in this column, an amount is disclosed in the Salary column of the “Summary Compensation Table” for Hassan and for Cox as follows: Hassan $1,317,000, and Cox $118,500. For Hassan, the remaining amount of $3,681,600, was deferred in 2006, and was disclosed in the Bonus column of the “Summary Compensation Table” of Schering-Plough’s 2006 proxy statement showing amounts earned for fiscal year 2005.

(2)	The amounts disclosed in this column represent Schering Plough’s annual 5% contribution to each named executive’s account under the unfunded savings plan. These amounts are included within the amount disclosed in the All Other Compensation column of the “Summary Compensation Table” for each applicable named executive for fiscal year 2006.

(3)	The aggregate earnings disclosed in this column are not reflected in the “Summary Compensation Table” for fiscal year 2006 since the earnings are not above-market or preferential. See the narrative section below for information on plan earnings.

(4)	This column includes deferred compensation earned in earlier years which was disclosed in the “Summary Compensation Table” of prior proxy statements as follows: Hassan, $1,390,128 for 2005, $2,351,930 for 2004, $258,654 for 2003; Bertolini, $56,684 for 2005, $28,500 for 2004; Cox, $67,490 for 2005, $52,861 for 2004, $90,554 for 2003; Sabatino, $46,044 for 2005, $12,896 for 2004; and Pickett, $46,594 for 2005, $25,350 for 2004, $119,975 for 2002. Pickett’s aggregate balance shown in this column includes his benefits under the Benefits Equalization Plan and the Supplemental Executive Retirement Plan as reflected in the “Pension Benefits Table” above, which amounts were rolled into the unfunded savings plan upon his retirement.

Narrative Information Relating to Nonqualified Deferred Compensation Table

Schering-Plough maintains a nonqualified deferred compensation plan, the Savings Advantage Plan, called the “unfunded savings plan” in this proxy statement, for the benefit of all U.S. employees whose base salary and annual incentive exceed the annual compensation limitations established under the Internal Revenue Code. Other than as described below for Cox, Kohan and Pickett, all amounts reflected in this table are recorded in a bookkeeping account in the executive’s name under the unfunded savings plan. That plan is not funded so all amounts referred to as deferred or earned in an account are theoretical.

Under the unfunded savings plan, Schering-Plough makes company contributions on the participant’s behalf equal to 5% of participants’ eligible compensation for the plan year that exceeds the lower of the Internal Revenue Code Section 401(a)(17) limit for that year and the participant’s compensation applicable under the qualified savings plan, also referred to as the 401(k) plan. The unfunded savings plan also allows participants to make irrevocable elections annually to defer the receipt of up to 80% of base salary and up to 100% of their regular recurring annual incentive. Participants may elect to have deferred amounts grow/diminish in accordance with the same investment elections available under the 401(k) plan. Deferrals made are credited to the participant’s account and deemed invested, as directed by the participant among such investments options.

Under the unfunded savings plan, participants are required to elect the timing and form of distributions of amounts deferred in any given year (a class-year) prior to the beginning of the class-year, and participants may make separate distribution elections for each class-year. With respect to amounts deferred in each class-year, participants may elect either a lump sum distribution or up to 20 annual installments. Participants may also elect to defer the receipt of a previously scheduled distribution provided that they elect to do so at least 12 months prior to the date on which the distribution is scheduled to commence and that the subsequent election has the effect of delaying the previously scheduled payment for a period of at least five years. In addition, participants who experience an unforeseeable financial emergency may request a hardship distribution in an amount necessary to satisfy the need created by the emergency at any time prior to the date on which their benefit under the plan is otherwise payable.

Awards under the Cash Long-Term Incentive Plan, Long-Term Performance Share Unit Incentive Plan and Transformational Performance Contingent Shares Program are, pursuant to the terms of these long-term plans, required to be deferred into the unfunded savings plan. Amounts credited to the named executive’s account from these plans are not payable to the named executive until the year following termination of employment.

Participants who participate in either of Schering-Plough’s nonqualified defined benefit pension plans may also make an election to have any benefits payable under these plans automatically deferred under the unfunded savings plan. In order to be effective, any such elections that are made after December 31, 2007, must be made at least at least 12 months prior to the date on which the distribution is otherwise scheduled to commence and must have the effect of delaying the previously scheduled payment for a period of at least five years. Also, all amounts credited to Schering-Plough’s prior Deferred Compensation Plan have been automatically transferred to, and are subject to the terms of, the unfunded savings plan. These amounts will be distributed in accordance with the elections applicable to the class year in which the transfer was made.

Cox, Kohan and Pickett also have deferred compensation account balances from their participation in Schering-Plough’s former Executive Incentive Plan and former Profit Sharing Plan Benefits Equalization Plan, which deferred amounts are also reflected in the table. The Executive Incentive Plan was an annual incentive plan for the benefit of certain executives. Schering-Plough terminated the Executive Incentive Plan in 2003 and since that date, no further awards have been made under this plan. Awards under that plan were based on a participant’s annual salary, responsibilities and annual company performance. Plan benefits were paid in the year following the year for which the award was made or, at the election of the participant, upon the participant’s termination of employment in a lump sum or equal annual installments. Deferred distributions are adjusted to reflect deemed investment experience in accordance with the participant’s selected investment choices. The Profit Sharing Benefits Equalization Plan was a plan maintained for the benefit of participants in the former qualified Profit Sharing Plan who were subject to the annual compensation limitations imposed by the Internal Revenue Code. The Profit Sharing Benefits Equalization Plan provided an additional nonqualified profit sharing benefit that was computed in the same manner as in the former qualified Profit Sharing Plan but without regard to the compensation limitations imposed by the Internal Revenue Code. That legacy plan was terminated in 2003 at the same time Schering-Plough terminated its former qualified Profit Sharing Plan in favor of compensation plans that differentiate more specifically by performance.

Potential Payments Upon Termination or Change of Control

Overview. Schering-Plough has entered into agreements with each named executive that provide payments and benefits to the named executive in the event of the executive’s termination of employment under various circumstances, including a change of control. Each of the agreements provides certain payments and benefits if the named executive’s employment with Schering-Plough is terminated either:

•	automatically due to the executive’s death;
•	by either Schering-Plough or the officer on account of the executive’s disability;
•	by the executive with or without good reason; and
•	by Schering-Plough with or without cause.

Schering-Plough is responsible for making all termination payments and providing all termination benefits under each circumstance. Named executives do not receive severance under any other Schering-Plough severance arrangement.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each named executive is entitled to receive an immediate lump sum cash payment of certain accrued obligations, including:

•	base salary through the date of termination, to the extent not paid;
•	any compensation previously deferred and due upon his or her termination of employment, as described under the “Nonqualified Deferred Compensation Table” and accompanying narrative above;
•	any accrued, but unused, vacation pay; and
•	any unreimbursed business expenses.

These payments and benefits are in addition to any regular retirement benefits the named executives are entitled to receive under Schering-Plough’s qualified and nonqualified retirement plans, as described under the “Pension Benefits Table” and accompanying narrative above. Certain named executives, however, may receive special retirement benefits in connection with certain triggering events. Any incremental payments or benefits under Schering-Plough’s retirement plans that relate to a triggering event are summarized and quantified below.

Termination Upon Death, Disability and Voluntary Resignation Without Good Reason. If termination is due to the death or disability of the named executive, or the named executive’s voluntary resignation without good reason, under his or her employment agreement, Hassan and Cox will also receive a pro-rata annual incentive based upon the greater of the highest annual incentive paid in the three most recent fiscal years and the target annual incentive then in effect. In the event of Hassan’s or Cox’s termination due to disability, their families will continue to receive medical and other welfare benefits after termination for a period of three years, in the case of Hassan, or two years, in the case of Cox. In the event of Bertolini’s death or disability, Bertolini (or his estate, in the event of his death) will also be entitled to receive a fully vested, unreduced Supplemental Executive

Retirement Plan benefit (calculated including the 20 years of additional credited benefit service described under the “Pension Benefits Table” above), payable at age 55 without reduction for early retirement.

Termination Without Cause or by Executive With Good Reason Before Change of Control. If Schering-Plough terminates the named executive without cause, or if the named executive (other than Sabatino) resigns with good reason, before a change of control, the named executive will be entitled to the following payments and benefits under his or her employment agreement in addition to the accrued obligations:

•	a lump sum cash severance payment equal to three times (two times for Cox and Kohan) the sum of (a) the executive’s annual base salary in effect at the time of termination and (b) (1) for Hassan and Cox, the greater of the highest annual incentive paid in the three most recent fiscal years and the target annual incentive opportunity then in effect, (2) for Bertolini and Sabatino, the target annual incentive opportunity then in effect, and (3) for Koestler and Kohan, the highest target annual incentive opportunity in the three most recent fiscal years; and
•	continued medical and other welfare benefits for three years (two years for Cox and Kohan) following termination or until the executive becomes eligible for similar benefits with a new employer, if earlier.

In addition to the payments and benefits described above:

•	Hassan and Cox will be entitled to receive:

•	a minimum benefit under Schering-Plough’s supplemental executive retirement plan equal to 32% of average final earnings, in the case of Hassan, or 26% of final average earnings, in the case of Cox; and
•	service credit for retiree medical eligibility (three years for Hassan, two years for Cox); and

•	Koestler and Kohan will be entitled to receive:

•	a lump sum supplemental pension amount based on three additional years (two years for Kohan) of deemed employment or to age 65, if sooner; and
•	credit for three additional years (two years for Kohan) of age and service for purposes of determining retiree medical eligibility and contribution rates; and

•	Bertolini will be entitled to receive:

•	a fully vested, unreduced Supplemental Executive Retirement Plan benefit (calculated including the 20 years of additional credited benefit service described under the “Pension Benefits Table” above) payable at age 55 without reduction for early retirement (or, at Bertolini’s election, payable earlier than age 55 with applicable early retirement reduction factors); and

•	immediate vesting of his outstanding stock options and deferred stock awards.

For Koestler, Kohan and Sabatino the above payments and benefits are conditioned upon their signing a general release of any claims they may have against Schering-Plough and any of its affiliated companies. Sabatino’s employment agreement does not provide enhanced termination payments and benefits upon Sabatino’s voluntary resignation for good reason prior to a change of control.

Termination Without Cause or by Executive With Good Reason After Change of Control. If Schering-Plough terminates the named executive without cause or the named executive resigns with good reason during a change of control period, the named executive will be entitled to the following payments and benefits under his or her employment agreement in addition to the accrued obligations.

•	a lump sum cash severance payment equal to three times (or, for Koestler and Kohan, the number of whole and partial years until age 65, if less) the sum of (a) the executive’s annual base salary in effect at the time of termination and (b) (1) for Hassan and Cox, the greater of the highest annual incentive paid in the three most recent fiscal years and the target annual incentive opportunity then in effect, (2) for Bertolini and Sabatino, the highest annual incentive paid in the three most recent fiscal years, and (3) for Koestler and Kohan, the highest target annual incentive opportunity in the three most recent fiscal years. Koestler’s and Kohan’s severance payment will also include three times (or the number of whole and partial years until age 65, if less) the highest aggregate Schering-Plough contribution to the executive’s account under Schering-Plough’s qualified and nonqualified defined contribution plans for any of the three years immediately preceding the executive’s termination date;

•	a minimum benefit under Schering-Plough’s Supplemental Executive Retirement Plan equal to 32% of average final earnings, in the case of Hassan, or 26% of final average earnings, in the case of Cox (Hassan and Cox only);
•	a lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if sooner (Bertolini, Koestler, Kohan and Sabatino only);
•	continued medical and other welfare benefits following termination for a period of three years (or, for Bertolini, Koestler, Kohan and Sabatino to age 65, if sooner);
•	supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50 (Bertolini, Koestler, Kohan and Sabatino only), except that, if Bertolini’s termination occurs prior to his reaching age 50, he will be entitled to a Supplemental

Executive Retirement Plan benefit reduced for each year prior to this 50th birthday by the same annual reduction factors as are applicable under the Supplemental Executive Retirement Plan’s pre-age 62 early retirement reduction schedule;

•	service credit for retiree medical eligibility (Hassan and Cox only);
•	if at least age 45 as of the termination date, retiree medical coverage upon attainment of age 55 and following the end of any other welfare benefit coverage provided by Schering-Plough (Bertolini, Koestler, Kohan and Sabatino only);
•	if he is at least age 50 as of his termination date, he will be automatically entitled to retiree medical coverage following the end of his other welfare benefit coverage provided by Schering-Plough without regard to years of service for eligibility purposes and with credit for three additional years of service for purposes of determining contribution rates (Koestler and Kohan only); and
•	full vesting of stock option and deferred stock awards (Bertolini only).

Termination With Cause.  If the named executive is terminated with cause, under his or her employment agreement, the executive is entitled to receive only the accrued obligations.

Equity and Long-Term Performance Incentive Awards.  Under Schering-Plough’s Stock Incentive Plans, unvested deferred stock awards and stock options granted to the named executives (as well as all other participants in the Plans) vest in full upon a change of control. Also upon a change of control, the incentive awards of each named executive under Schering-Plough’s Cash Long-Term Incentive Plan and Long-Term Performance Share Unit Plan will immediately vest, provided the executive is still employed at that time. A prorated award will be paid under the Transformational Performance-Contingent Shares Program upon a change of control, calculated based on Schering Plough’s period to date performance as of the date of the change of control. Awards paid in connection with a change of control under each of Schering-Plough’s long-term performance incentive plans are automatically rolled over to the unfunded savings plan.

In addition, awards that were earned under the Cash Long-Term Incentive Plan and Long-Term Performance Share Unit plan will vest immediately as of a named executive’s retirement after reaching age 55 with one year of service. As of December 31, 2006, Hassan and Koestler met the age and service requirements for retirement vesting under these plans. Accordingly, the unvested portion of the value of the cash long-term incentive award and the long-term performance share unit award, respectively, for Hassan and Koestler would become immediately vested upon the executive’s separation from Schering-Plough for any reason in the following amounts: Hassan, $9,393,750 and $6,179,822; and Koestler, $2,205,000 and $988,758.

280G Tax Gross-Up.  In addition to the payments and benefits described above, each named executive is entitled to receive a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

Description of Triggering Events

Disability. Under the named executive’s agreements, “disability” is defined as the absence from full-time Schering-Plough duties for six consecutive months (in the case of Hassan and Cox) or 180 consecutive business days (in the case of each other named executive) as a result of incapacity due to mental or physical illness that a physician determines to be total and permanent.

Good Reason. The named executive may resign for “good reason” under his or her agreement if any of the following occurs with the executive’s prior consent:

•	the executive is assigned to duties that are inconsistent with his or her position, authority, duties or responsibilities as contemplated under the employment agreement, or the executive’s position, authority, duties or responsibilities are diminished;
•	the failure to elect Hassan as Chairman and CEO, or his removal from those positions (Hassan only);
•	Bertolini no longer reports to the CEO of a publicly-traded company (Bertolini only);
•	Schering-Plough fails to provide the compensation and benefits set out in the agreement (Hassan, Bertolini, Cox and Sabatino only), or a significant reduction in executive’s total compensation other than as part of a Board-approved reduction affecting a group of senior executives in addition to the executive (Koestler and Kohan only);
•	relocation of the executive’s principal place of employment to a location more than 35 miles from the previous location;
•	before a change of control, Schering-Plough requires Hassan to be based at an office or location other than Schering-Plough’s headquarters in Kenilworth, New Jersey (Hassan only);
•	Schering-Plough terminates the executive’s employment other than as expressly permitted under the employment agreement (Hassan, Bertolini, Cox and Sabatino only);

•	Schering-Plough provides notice to the executive, before the specified agreement end date, that the agreement is being terminated or not extended (Hassan and Cox only);
•	Schering-Plough fails to cause any of Schering-Plough’s successors to assume the employment agreement (Hassan, Bertolini, Cox and Sabatino only);
•	during the change of control period, the executive is no longer subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the continuing or successor company (Koestler and Kohan only);
•	Schering-Plough fails to comply with the provisions of the employment agreement dealing with the executive’s position, duties and compensation during the change of control period (Koestler and Kohan only); or
•	the executive resigns during the one-month window period one year after a change of control (Hassan, Cox and Sabatino only).

Cause. Grounds for a termination for “cause” under the named executive’s employment agreement include:

•	in the case of Hassan and Cox:

•	willful and repeated deliberate material violations of his or her duties under the agreement (other than as a result of incapacity due to illness or injury) that are not remedied in a reasonable period of time after the Board gives notice of the violations;
•	willful misconduct that results, or can reasonably be expected to result, in material harm to Schering-Plough’s business or reputation; or
•	conviction or plea of nolo contendere to a felony involving moral turpitude;

•	in the case of Bertolini and Sabatino:

•	willful and continued failure to substantially perform his duties with Schering-Plough or one of its affiliates (other than as a result of incapacity due to illness or injury); or
•	willful illegal conduct or gross misconduct that is materially and demonstrably injurious to Schering-Plough; and

•	in the case of Koestler and Kohan:

•	the executive’s conviction on charges of misappropriation, theft, embezzlement, kick-backs or bribery; or
•	Schering-Plough’s reasonable determination that the executive engaged in other deliberate, gross or willful misconduct, or dishonest acts or omissions that resulted in significant harm to Schering-Plough.

Change of Control. Generally, for purposes of each named executive’s agreement, a change of control is deemed to occur:

(1)	if any person acquires 20% or more of Schering-Plough’s outstanding common stock or voting securities, other than securities acquired directly from or by Schering-Plough or by any Schering-Plough benefit plan;

(2)	if a majority of the Directors as of the date of the agreement are replaced, except in certain circumstances;

(3)	upon consummation of a reorganization or merger (or similar corporate transaction) involving Schering-Plough or any of its subsidiaries, a sale or disposition of all or substantially all of Schering-Plough’s assets, or Schering-Plough’s acquisition of assets of stock of another company, unless either:

(a)	the beneficial owners of Schering-Plough’s common shares and voting securities immediately prior to the transaction continue to own immediately after the transaction at least 50% of the common shares or voting securities of the resulting company;

(b)	immediately following the transaction, no person (other than the resulting company or an employee benefit plan) beneficially owns 20% or more of the common shares or voting securities of the resulting company (except to the extent they were owned prior to the transaction);

(c)	at least a majority of the board members of the resulting company were members of the Schering-Plough board of directors when the transaction agreement was signed; or

(d)	if Schering-Plough’s shareholders approve a complete liquidation of the Schering-Plough.

Change of Control Period. The change of control period is the three-year period following a change of control or, in the case of Bertolini, Koestler, Kohan and Sabatino, until the executive reaches age 65, if sooner.

Estimated Payments

The following tables estimate the dollar value of the payments and benefits each named executive (other than Pickett) would have been entitled to receive under his or her employment agreement had Schering-Plough terminated the executive’s employment without cause, or if the executive had resigned with good reason, on December 31, 2006 either before or after a change of control.

The tables also estimate the dollar value of payments and benefits each named executive would have been entitled to receive had a change of control become effective on December 31, 2006 and the named executive remained employed by Schering-Plough as of that date.

Hassan	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$17,535,000	$—	$17,535,000
Welfare Continuation (2)	33,648	—	33,648
Stock Options Accelerated Vesting (3)	—	8,560,667	—
Stock Units Accelerated Vesting (4)	—	20,467,607	—
Enhanced Pension Benefit (5)	21,221,175	—	21,221,175
Retiree Medical Benefits (6)	102,971	—	102,971
280G Tax Gross-Up	—	8,209,917	20,869,425

Total Value	$38,892,794	$37,238,191	$59,762,219

(1)	Calculated using base salary as of December 31, 2006 and annual incentive earned for 2006.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2006.

(3)	Unvested stock options would vest in full upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2006 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64 and the exercise price of the option.

(4)	Unvested deferred stock units would vest in full upon a change of control. A pro-rata portion of transformational performance-contingent shares would vest upon a change of control, and the value for such shares assumes a target level of achievement of performance goals. The value related to these shares and units equals the total number of accelerated shares or units as of December 31, 2006 multiplied by Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough Supplemental Executive Retirement Plan and Benefits Equalization Plan at December 31, 2006. The present value shown was computed using the same assumptions used for Schering-Plough Retirement Plans for financial statement reporting purposes at December 31, 2006. These assumptions include Group Annuity Mortality 1994 mortality table rates and discount rates of 6.0% for the Benefits Equalization Plan and 5.5% for the Supplemental Executive Retirement Plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2006. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2006 (under Other Post-Retirement Benefits Plans). These assumptions include Group Annuity Mortality 1994 mortality table rates, a discount rate of 6.0% and a healthcare cost trend rate of 10% for 2007 trending down to 4.75% in 2015.

Bertolini	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$4,725,000	$—	$6,825,000
Welfare Continuation (2)	33,648	—	33,648
Stock Options Accelerated Vesting (3)	2,001,733	2,001,733	—
Stock Units Accelerated Vesting (4)	2,009,400	7,467,959	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	3,150,000	—
Enhanced Pension Benefit (6)	2,783,393	—	10,966,331
Retiree Medical Benefits (7)	—	—	158,507
280G Tax Gross-Up	—	2,953,708	8,329,535

Total Value	$11,553,174	$15,573,400	$26,313,021

(1)	Calculated based on base salary as of December 31, 2006, and based on target incentive for termination occurring prior to a change of control, and 2006 annual incentive earned for termination occurring after a change of control.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage.

(3)	Unvested stock options would vest in full upon an involuntary termination or a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2006 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64 and the exercise price of the option.

(4)	Unvested deferred stock units would vest in full upon an involuntary termination or a change of control. A pro-rata portion of transformational performance-contingent shares would vest upon a change of control, and the value for such shares assumes a target level of achievement of performance goals. The value related to long-term performance units equals the total number of accelerated units as of December 31, 2006 multiplied by the December 31, 2006 Schering-Plough 30-day average closing market price of $22.74. The value related to all other units equals the total number of accelerated shares or units as of December 31, 2006 multiplied by Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64.

(5)	Cash long-term incentive amount is calculated at 200% of target, which is the level earned as of December 31, 2006. Twenty-five percent of the cash long-term incentive vested on December 31, 2006, 50% will vest on December 31, 2007, and 25% will vest on December 31, 2008. The amount shown above represents 75% of the total earned award that was unvested on December 31, 2006.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough Supplemental Executive Retirement Plan and Benefits Equalization Plan at December 31, 2006 which includes an additional 20 years of benefit service in accordance with Bertolini’s employment agreement. The present value shown was computed using the same assumptions used for Schering-Plough Retirement Plans for financial statement reporting purposes at December 31, 2006. These assumptions include Group Annuity Mortality 1994 mortality table rates and discount rates of 6.0% for the Benefits Equalization Plan and 5.5% for the Supplemental Executive Retirement Plan.

(7)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2006. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2006 (under Other Post-Retirement Benefits Plans). These assumptions include Group Annuity Mortality 1994 mortality table rates, a discount rate of 6.0% and a healthcare cost trend rate of 10% for 2007 trending down to 4.75% in 2015.

Cox	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$5,200,000	$—	$7,800,000
Welfare Continuation (2)	22,432	—	33,648
Stock Options Accelerated Vesting (3)	—	3,253,750	—
Stock Units Accelerated Vesting (4)	—	9,495,031	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	3,600,000	—
Enhanced Pension Benefit (6)	7,996,519	—	7,996,519
280G Tax Gross-Up	—	3,380,385	8,141,595

Total Value	$13,218,951	$19,729,166	$23,971,762

(1)	Calculated using base salary as of December 31, 2006 and annual incentive earned for 2006.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage.

(3)	Unvested stock options would vest in full upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2006 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64 and the exercise price of the option.

(4)	Unvested deferred stock units would vest in full upon a change of control. A pro-rata portion of transformational performance-contingent shares would vest upon a change of control, and the value for such shares assumes a target level of achievement of performance goals. The value related to long-term performance units equals the total number of accelerated units as of December 31, 2006 multiplied by the December 31, 2006 Schering-Plough 30-day average closing market price of $22.74. The value related to all other units equals the total number of accelerated shares or units as of December 31, 2006 multiplied by Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64.

(5)	Cash long-term incentive amount is calculated at 200% of target, which is the level earned as of December 31, 2006. Twenty-five percent of the cash long-term incentive vested on December 31, 2006, 50% will vest on December 31, 2007, and 25% will vest on December 31, 2008. The amount shown above represents 75% of the total earned award that was unvested on December 31, 2006.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough Supplemental Executive Retirement Plan and Benefits Equalization Plan at December 31, 2006. The present value shown was computed using the same assumptions used for Schering-Plough Retirement Plans for financial statement reporting purposes at December 31, 2006. These assumptions include Group Annuity Mortality 1994 mortality table rates and discount rates of 6.0% for the Benefits Equalization Plan and 5.5% for the Supplemental Executive Retirement Plan.

Koestler	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$3,570,000	$—	$3,756,639
Welfare Continuation (2)	36,987	—	36,987
Stock Options Accelerated Vesting (3)	—	719,833	—
Stock Units Accelerated Vesting (4)	—	3,167,760	—
Enhanced Pension Benefit (5)	1,314,497	—	1,510,443
Retiree Medical Benefits (6)	—	—	143,678
280G Tax Gross-Up	—	659,168	2,594,268

Total Value	$4,921,484	$4,546,761	$8,042,015

(1)	Calculated using base salary as of December 31, 2006, annual incentive earned for 2006, and Schering-Plough’s contribution to savings plans on behalf of the executive for 2006.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage.

(3)	Unvested stock options would vest in full upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2006 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64 and the exercise price of the option.

(4)	Unvested deferred stock units would vest in full upon a change of control. A pro-rata portion of transformational performance-contingent shares would vest upon a change of control, and the value for such shares assumes a target level of achievement of performance goals.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough Supplemental Executive Retirement Plan and Benefits Equalization Plan at December 31, 2006. The present value shown was computed using the same assumptions used for Schering-Plough Retirement Plans for financial statement reporting purposes at December 31, 2006. These assumptions include Group Annuity Mortality 1994 mortality table rates and discount rates of 6.0% for the Benefits Equalization Plan and 5.5% for the Supplemental Executive Retirement Plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2006. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2006 (under Other Post-Retirement Benefits Plans). These assumptions include Group Annuity Mortality 1994 mortality table rates, a discount rate of 6.0% and a healthcare cost trend rate of 10% for 2007 trending down to 4.75% in 2015.

Kohan	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$1,552,000	$—	$2,466,339
Welfare Continuation (2)	22,456	—	33,684
Stock Options Accelerated Vesting (3)	—	763,933	—
Stock Units Accelerated Vesting (4)	—	5,254,374	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	1,309,500	—
Enhanced Pension Benefit (6)	2,663,924	—	5,062,913
Retiree Medical Benefits (7)	165,996	—	158,125
280G Tax Gross-Up	—	2,125,727	3,028,747

Total Value	$4,404,376	$9,453,534	$10,749,808

(1)	Calculated using base salary as of December 31, 2006, annual incentive earned for 2006, and Schering-Plough’s contribution to savings plans on behalf of the executive for 2006.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage.

(3)	Unvested stock options would vest in full upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2006 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64 and the exercise price of the option.

(4)	Unvested deferred stock units would vest in full upon a change of control. A pro-rata portion of transformational performance-contingent shares would vest upon a change of control, and the value for such shares assumes a target level of achievement of performance goals. The value related to long-term performance units equals the total number of accelerated units as of December 31, 2006 multiplied by the December 31, 2006 Schering-Plough 30-day average closing market price of $22.74. The value related to all other units equals the total number of accelerated shares or units as of December 31, 2006 multiplied by Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64.

(5)	Cash long-term incentive amount is calculated at 200% of target, which is the level earned as of December 31, 2006. Twenty-five percent of the cash long-term incentive vested on December 31, 2006, 50% will vest on December 31, 2007, and 25% will vest on December 31, 2008. The amount shown above represents 75% percent of the total earned award that was unvested on December 31, 2006.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough Supplemental Executive Retirement Plan and Benefits Equalization Plan at December 31, 2006. The present value shown was computed using the same assumptions used for Schering-Plough Retirement Plans for financial statement reporting purposes at December 31, 2006. These assumptions include Group Annuity Mortality 1994 mortality table rates and discount rates of 6.0% for the Benefits Equalization Plan and 5.5% for the Supplemental Executive Retirement Plan.

(7)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2006. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2006 (under Other Post-Retirement Benefits Plans). These assumptions include Group Annuity Mortality 1994 mortality table rates, a discount rate of 6.0% and a healthcare cost trend rate of 10% for 2007 trending down to 4.75% in 2015.

Sabatino	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$3,672,000	$—	$5,184,000
Welfare Continuation (2)	22,980	—	22,980
Stock Options Accelerated Vesting (3)	—	1,752,400	—
Stock Units Accelerated Vesting (4)	—	8,064,219	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	2,079,000	—
Enhanced Pension Benefit (6)	—	—	1,397,191
Retiree Medical Benefits (7)	—	—	164,332
280G Tax Gross-Up	—	2,541,822	3,403,611

Total Value	$3,694,980	$14,437,441	$10,172,114

(1)	Calculated based on base salary as of December 31, 2006, and based on target incentive for termination occurring prior to a change of control, and 2006 annual incentive earned for termination occurring after a change of control.

(2)	Calculation based on Schering-Plough’s per annual cost for the executive’s healthcare coverage.

(3)	Unvested stock options would vest in full upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2006 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64 and the exercise price of the option.

(4)	Unvested deferred stock units would vest in full upon a change of control. A pro-rata portion of transformational performance-contingent shares would vest upon a change of control, and the value for such shares assumes a target level of achievement of performance goals. The value related to long-term performance units equals the total number of accelerated units as of December 31, 2006 multiplied by the December 31, 2006 Schering Plough 30-day average closing market price of $22.74. The value related to all other units equals the total number of accelerated shares or units as of December 31, 2006 multiplied by Schering-Plough’s closing market price of common shares on December 29, 2006 of $23.64.

(5)	Cash long-term incentive amount is calculated at 200% of target, which is the level earned as of December 31, 2006. Twenty-five percent of the cash long-term incentive vested on December 31, 2006, 50% will vest on December 31, 2007, and 25% will vest on December 31, 2008. The amount shown above represents 75% percent of the total earned award that was unvested on December 31, 2006.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough Supplemental Executive Retirement Plan and Benefits Equalization Plan at December 31, 2006. The present value shown was computed using the same assumptions used for Schering-Plough Retirement Plans for financial statement reporting purposes at December 31, 2006. These assumptions include Group Annuity Mortality 1994 mortality table rates and discount rates of 6.0% for the Benefits Equalization Plan and 5.5% for the Supplemental Executive Retirement Plan.

(7)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2006. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2006 (under Other Post-Retirement Benefits Plans). These assumptions include Group Annuity Mortality 1994 mortality table rates, a discount rate of 6.0% and a healthcare cost trend rate of 10% for 2007 trending down to 4.75% in 2015.

Pickett’s Retirement. Pickett retired from Schering-Plough effective August 31, 2006. In connection with his retirement from Schering-Plough, Pickett received, or is entitled to receive, the following payments and benefits under the terms of Schering-Plough’s various employee benefit plans:

•	accrued but unused 2006 vacation pay — $7,404;

•	post-termination executive life insurance coverage for 2006 — $34,321, and present value of the cost of such coverage until age 65 — $374,168 (computed using the same assumptions used for financial statement reporting purposes at December 31, 2006 (under Other Post-Retirement Benefits Plans) which include a discount rate of 5.7%);

•	retiree medical coverage — $130,954 (present value of the cost of such coverage at December 31, 2006, computed using the same assumptions used for financial statement reporting purposes at December 31, 2006 (under Other Post-Retirement Benefits Plans) which include Group Annuity Mortality 1994 mortality table rates, a discount rate of 6.0% and a healthcare cost trend of 10% for 2007 trending down to 4.75% in 2015);

•	vested benefits under Schering-Plough’s defined benefit retirement plans, as reflected in the “Pension Benefits Table”;

•	vested benefits under Schering-Plough’s qualified savings plan and, as reflected in the “Nonqualified Deferred Compensation Table” under the unfunded savings plan;

•	prorated vested cash long-term incentive award of $3,080,000;

•	prorated vested long-term performance share unit award of $2,094,129; and

•	retirement treatment applicable to outstanding equity awards, as reflected in the “Outstanding Equity Awards Table,” as a result of which (1) stock options will remain outstanding for three years post-termination for grants made prior to April 22, 1997, and for the full option term for grants made after that date; and (2) deferred stock units will continue to be distributed in accordance with their regular distribution schedule.

As described earlier, upon his retirement Pickett forfeited his transformational share grant and his 2006 grants of stock options and performance-contingent deferred stock units.

GENERAL INFORMATION ABOUT VOTING AND THE ANNUAL MEETING OF SHAREHOLDERS

Shareholders Entitled to Vote

Only holders of record of common shares at the close of business on the record date, March 28, 2007, are entitled to vote shares held on that date at the Annual Meeting of Shareholders. Each outstanding common share entitles its holder to cast one vote.

Voting by Proxy

You may vote in person at the meeting.  Even if you plan to attend the meeting, Schering-Plough recommends that you vote in advance of the meeting. You may vote in advance of the meeting by any of the following methods:

Vote by Mail.  Sign and date each proxy and voting instruction card you receive and return it in the prepaid envelope. If you return your signed proxy and voting instruction card but do not indicate your voting preferences, your shares will be voted on your behalf FOR the election of the thirteen nominated Directors, FOR the ratification of the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2007, FOR the approval of amendments to the Certificate of Incorporation and By-Laws to reduce supermajority vote requirements to a majority vote, FOR the approval of an amendment to the Certificate of Incorporation to elect Directors by a majority vote rather than a plurality vote, and AGAINST the shareholder proposal.

Vote by Telephone or Internet.  If you are a shareholder of record (that is, if you hold your shares in your own name), you may vote by telephone (toll free) or the internet by following the instructions on your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”), and if the bank or broker offers telephone and internet voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by telephone or the internet, you do not need to return your proxy and voting instruction card.

Voting under the Schering-Plough Employees’ Savings Plans

If you are a current or former Schering-Plough employee with shares credited to an account under the Schering-Plough Employees’ Savings Plan or the Schering-Plough Puerto Rico Employees’ Retirement Savings Plan, you will receive a proxy and voting instruction card.

If you do not give voting instructions to the plan trustee by mailing your proxy and voting instruction card or voting by telephone or the internet, the trustee will vote shares you hold in the Employees’ Savings Plan or in the Puerto Rico Employees’ Retirement Savings Plan in the same proportion as shares held in that plan for which voting instructions were timely received. To allow sufficient time for the trustee to vote your shares under either plan, your voting instructions must be received by 6:00 a.m. (Eastern Time) on May 16, 2007.

Broker Discretionary Voting and Effect of Votes, Broker Non-Votes and Abstentions

A New York Stock Exchange member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. New York Stock Exchange rules permit member brokers who do not receive instructions to vote on proposal one to elect directors, proposal two to ratify the designation of Deloitte & Touche as auditors, proposal three to approve amendments to the Certificate of Incorporation and By-Laws to reduce shareholder supermajority vote requirements to a majority vote, and proposal four to approve an amendment to the Certificate of Incorporation to elect Directors by a majority vote rather than a plurality vote. New York Stock Exchange rules do not permit member brokers who do not receive instructions to vote on proposal five, the shareholder proposal, because this is a “non-discretionary” item.

Proxies that are counted as abstentions and any proxies returned by brokers as “non-votes” on behalf of shares held in street names (because beneficial owners’ discretion has been withheld or brokers are not permitted to vote on the beneficial owners’ behalf) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders. However, any shares not voted as a result of an abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote, other than with respect to proposals three and four to approve amendments to the governing instruments to reduce supermajority vote requirements to a majority vote and to elect Directors by a majority vote rather than plurality vote, where abstentions and broker non-votes will not be counted toward meeting the 80% outstanding common share vote requirement applicable to that proposal.

Revoking a Proxy

You may change your vote or revoke your proxy at any time before the proxy is voted at the meeting. If you submitted your proxy by mail, you may change your vote or revoke your proxy by either (a) filing with the Corporate Secretary of Schering-Plough a written notice of revocation or (b) timely delivering a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting of Shareholders will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is voted at the meeting or you vote by written ballot at the Annual Meeting of Shareholders.

Attending the Meeting

You need an admission ticket and a photo identification to attend the meeting. To get an admission ticket, you must write to Schering-Plough’s transfer agent, The Bank of New York, using one of the following addresses:

Email:          bmincey@bankofny.com

Mail:	The Bank of New York c/o Investor Services Correspondence P.O. Box 11598 New York, NY 10277-2075 Attn: Barbara Mincey

If you are a record shareholder (your shares are held in your name), you must list your name exactly as it appears on your stock ownership records at The Bank of New York. If you hold through a bank or broker or trustee, you must also include a copy of your latest bank or broker statement showing your ownership.

Quorum

The presence at the Annual Meeting of Shareholders, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum. On March 28, 2007, the record date, Schering-Plough had outstanding and entitled to vote at the Annual Meeting of Shareholders 1,489,238,967 common shares, par value $.50 per share.

Abstentions and broker non-votes are counted for determining whether a quorum is present at the meeting.

Shareholders Sharing an Address

Consistent with notices sent to record shareholders sharing a single address, we are sending only one proxy statement, 2006 financial report to shareholders and company overview to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request to discontinue householding, or may request a separate copy of the proxy statement, 2006 financial report to shareholders and company overview by one of the following methods:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a household address wanting to request delivery of a copy of the proxy statement, 2006 financial report to shareholders and company overview, should contact our transfer agent, The Bank of New York, at 877-429-1240 (U.S.), 212-815-3700 (outside of the U.S.) or www.stockbny.com or may write to them at P.O. Box 11002, Church Street Station, New York, New York 10286-1002.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any shareholder in the household may request prompt delivery of a copy of the proxy statement, 2006 financial report to shareholders and company overview by contacting Schering-Plough at 908-298-3636 or may write to Schering-Plough at Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4-4525, Kenilworth, New Jersey 07033.

Electronic Access to Proxy Materials and Financial Report

This proxy statement, the 2006 financial report to shareholders and the company overview are available on Schering-Plough’s website at www.schering-plough.com. You can save Schering-Plough postage and printing expense by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for this service by logging onto the internet at https://www.giveconsent.com/sgp. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and internet access charges, for which you are responsible.

SOLICITATION OF PROXIES

Schering-Plough has retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $15,000, plus reasonable out-of-pocket expenses. Solicitation of proxies will be undertaken through the mail, in person, by telephone, the internet, and videoconference. Officers and employees of Schering-Plough may also solicit proxies. Costs of solicitation will be borne by Schering-Plough.

SHAREHOLDER INFORMATION

Shareholder Proposals for Inclusion in 2008 Proxy Statement

Schering-Plough encourages shareholders to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have concerns about Schering-Plough. At the direction of the Board, the Office of the Corporate Secretary acts as the corporate governance liaison to shareholders.

If any shareholder intends to present a proposal for inclusion in Schering-Plough’s proxy materials for the 2008 Annual Meeting of Shareholders, such proposal must be received by Schering-Plough not later than the close of business at 5:00 p.m. (Eastern time) on December 22, 2007 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in Schering-Plough’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in Schering-Plough-sponsored proxy materials. In order to allow Schering-Plough to identify the proposal as being subject to Rule 14a-8 and to respond in a timely manner, shareholder proposals are required to be submitted to the Office of the Corporate Secretary as follows:

Office of the Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4525
Kenilworth, New Jersey 07033
Phone: 908-298-3636
Fax: 908-298-7303

Other Shareholder Proposals for Presentation at the 2008 Annual Meeting of Shareholders

The By-Laws of Schering-Plough provide a formal procedure for bringing business before the Annual Meeting of Shareholders. A shareholder proposing to present a matter before the 2008 Annual Meeting of Shareholders is required to deliver a written notice to the Corporate Secretary of Schering-Plough, not earlier than the close of business at 5:00 p.m. (Eastern time) on January 19, 2008 and not later than close of business on February 18, 2008. In the event that the date of the Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting of Shareholders, the notice must be delivered to the Corporate Secretary of Schering-Plough not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made by Schering-Plough if the announcement is made less than 99 days prior to the Annual Meeting of Shareholders. The notice must contain a brief description of the business desired to be brought, the reasons for conducting such business, the name and address of the shareholder and the number of shares of Schering-Plough’s stock the shareholder beneficially owns, and any material interest of the shareholder in such business. If these procedures are not complied with, the proposed business will not be transacted at the Annual Meeting of Shareholders. Such By-Law provisions are not intended to affect any rights of shareholders to request inclusion of proposals in Schering-Plough’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a shareholder notifies Schering-Plough after March 6, 2008 of an intent to present a proposal at Schering-Plough’s 2008 Annual Meeting of Shareholders (and for any reason the proposal is voted upon at that Annual Meeting of Shareholders), Schering-Plough’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Procedures for Shareholder Nomination of Directors

The Nominating and Corporate Governance Committee will consider shareholder recommendations for Directors. Shareholder recommendations must be forwarded by the shareholder to the Office of the Corporate Secretary of Schering-Plough with biographical data about the recommended individual.

The By-Laws of Schering-Plough provide the formal procedure for nominations by shareholders of Director candidates. A shareholder intending to make such a nomination is required to deliver to the Office of the Corporate Secretary of Schering-Plough, not less than 30 days prior to a meeting called to elect Directors, a notice with the name, age, business and residence addresses and principal occupation or employment of, and number of shares of stock of Schering-Plough beneficially owned by, such nominee, such other information regarding the nominee as would be required in a proxy statement prepared in accordance with the proxy rules of the SEC, and a consent to serve, if elected, of the nominee. A nomination not made in accordance with this procedure would be void.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies — Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf — will vote the shares represented thereby in accordance with the recommendation of the Board of Directors as to such matters, or if no recommendation is made by the Board, then in accordance with the Board’s best judgment pursuant to the authority granted in the proxy.

By Order of the Board of Directors

Susan Ellen Wolf
Corporate Secretary and
Vice President – Corporate Governance

ORGANIZATIONAL HEALTH METRICS

The survey data is from ISR, International Survey Research, which Schering-Plough believes to be a leading company for surveying employees in order to assess organizational health. Management culture and style is a key component of organization health. The diagram below shows key factors in Schering-Plough’s management culture and style in 2003, in 2006 and compared to the high performing companies in ISR’s database.

The 2003 survey provided the new management team with a roadmap of organizational health challenges. Schering-Plough believes its strong operating and financial performance in 2006 and in the three-year long-term period ending December 31, 2006 would not have been possible without the improvement in organizational health demonstrated by the 2006 survey.

DIRECTIONS

The Miracle Theatre
280 Miracle Mile
Coral Gables, FL 33134

FROM SOUTH: Take US HWY 1 to LeJeune Road, make a left and take LeJeune to Miracle Mile and then make a right. The theatre is located on the right-hand side.

FROM NORTH: Take I-95 to 836 West Bound to LeJeune (South Bound) and make a left on Miracle Mile. The theatre will be located on the right-hand side.

PARKING

Coral Gables has three parking garages located near the Miracle Theatre. Two garages are located on Andalusia Avenue (a one-way street off LeJeune), one on the west side of the theatre, and one on the east side. There is also a new 600 car garage located in the 200 block on Aragon, one block from the theatre.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxypush.com/sgp
•	Go to the website address listed above.

•	Have your proxy and voting instruction card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-866-307-6114
•	Use any touch-tone telephone.

•	Have your proxy and voting instruction card ready.

•	Follow the simple recorded instructions.

OR
MAIL

•	Mark, sign and date your proxy and voting instruction card.

•	Detach your proxy and voting instruction card.

•	Return your proxy and voting instruction card in the postage-paid envelope provided.

Your internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card, and there is no need for you to mail back your card.
1-866-307-6114
CALL TOLL-FREE TO VOTE

The internet and telephone voting facilities will close at 5:00 p.m. Eastern Time on May 17, 2007.
For Savings Plan Participants, to allow sufficient time for the trustee to vote your plan shares, voting facilities will close at 6:00 a.m. Eastern Time on May 16, 2007.
▼ PLEASE DETACH CARD HERE ▼

The Board recommends a vote FOR proposals 1, 2, 3 and 4 and AGAINST proposal 5.
1. Elect thirteen Directors named below for a one-year term:

The Board
Recommends
â
FOR all nominees (except as indicated to the contrary below)	☐	WITHHOLD authority to vote for all nominees	☐

Nominees:	1 — Hans W. Becherer, 2 — Thomas J. Colligan, 3 — Fred Hassan,
4 — C. Robert Kidder, 5 — Philip Leder, M.D., 6 — Eugene R. McGrath,
7 — Carl E. Mundy, Jr., 8 — Antonio M. Perez, 9 — Patricia F. Russo,
10 — Jack L. Stahl, 11 — Kathryn C. Turner, 12 — Robert F.W. van Oordt,
13 — Arthur F. Weinbach.
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN
2.	Ratify the designation of Deloitte & Touche LLP to audit the books and accounts for 2007.	☐	☐	☐

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN
3.	Approve amendments to the Certificate of Incorporation and By-Laws to reduce shareholder supermajority vote requirements to a majority vote.	☐	☐	☐
The Board
Recommends
â
4.	Approve an amendment to the Certificate of Incorporation to elect Directors by a majority vote rather than a plurality vote.	☐	☐	☐
The Board
Recommends
â
5.	Shareholder proposal relating to equity grants.	☐	☐	☐

     S C A N L I N E
Please vote, sign, date and return this card promptly using the enclosed envelope. Sign exactly as your name appears on this card. When signing as attorney, trustee, etc., give full title.

Date	Shareholder sign here

SCHERING-PLOUGH CORPORATION
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
2007 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
     The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at The Miracle Theatre, 280 Miracle Mile, Coral Gables, Florida, on Friday, May 18, 2007 at 9:00 a.m.
     To be certain that your vote is counted, we urge you to complete and sign the proxy and voting instruction card below, detach it from this letter, and return it in the prepaid envelope enclosed in this package. Alternatively, you can vote by internet or telephone by following the instructions on the opposite side of this card.
     Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please write to The Bank of New York at the address found in your proxy statement and an admission ticket will be sent to you.To be admitted, you must present both the admission ticket and a photo identification.

Susan Ellen Wolf Corporate Secretary and Vice President — Corporate Governance
April 19, 2007

SCHERING-PLOUGH CORPORATION — PROXY AND VOTING INSTRUCTION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Shareholders, May 18, 2007
     I appoint Fred Hassan, Robert Bertolini and Susan Ellen Wolf individually as proxies to vote all of my Schering-Plough Corporation common shares entitled to vote at the Annual Meeting of Shareholders to be held at The Miracle Theatre, 280 Miracle Mile, Coral Gables, Florida, on Friday, May 18, 2007, and at any and all adjournments or postponements of that meeting, as directed on the other side of this card and, in their discretion upon other matters that arise at the meeting. I revoke any proxy previously given for the same shares.
     The proxy is solicited on behalf of the Board of Directors of Schering-Plough.This proxy when properly executed will be voted in the manner directed on the reverse side of this card. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.
     For participants in the Schering-Plough Employees’ Savings Plan and Schering-Plough Puerto Rico Employees’ Retirement Savings Plan: In accordance with the provisions of the plans, I direct the trustee of such plans to sign a proxy for me in substantially the form set forth on the reverse side of this card. Voting rights will be exercised by the trustee as directed. If the trustee does not receive voting instructions for shares credited to Company Stock Account(s) under the plans, it will vote those shares in the same proportion as shares held under each respective plan for which voting instructions were timely received.
(Continued and to be signed on the reverse side)

To change your address, please mark this box.	☐	SCHERING-PLOUGH CORPORATION P.O. BOX 11371 NEW YORK, N.Y. 10203-0371